Exhibit 99.1

STOCK PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 13, 2010

BY AND AMONG

PROTECTIVE LIFE INSURANCE COMPANY

(“BUYER”),

UNITED INVESTORS LIFE INSURANCE COMPANY

(THE “COMPANY”),

LIBERTY NATIONAL LIFE INSURANCE COMPANY

(“SELLER”)

AND

TORCHMARK CORPORATION

(“SELLER PARENT”)

i

SCHEDULES AND EXHIBITS

Exhibits
Exhibit A	Plan of Tax Liquidation
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Coinsurance and Administrative Services Agreement*
Exhibit D	Coinsurance Termination, Commutation and Release Agreement*
Exhibit E	Transition Services Agreement*
Exhibit F	Inter-Affiliate Reinsurance Agreement Amendment*
Exhibit G	Form of Election Statement

Schedules
Schedule 1.4(a)	Adjustments to Capital and Surplus
Schedule 1.4(b)	Sample Pro Forma Balance Sheet
Schedule 2.1	Jurisdiction of Qualification/Good Standing
Schedule 2.5	Financial Statement Items
Schedule 2.6	Events Since March 31, 2010
Schedule 2.7	Regulatory Filings
Schedule 2.8(a)	Contracts
Schedule 2.8(b)	Reinsurance Agreements
Schedule 2.10	Personal Property
Schedule 2.11	Real Property
Schedule 2.12	Liens
Schedule 2.13	Environmental Matters
Schedule 2.14	Accounts Receivable
Schedule 2.15	Guaranties
Schedule 2.16	Insurance Policies
Schedule 2.17	Employee Matters; Employee Benefit Plans; List of Employees
Schedule 2.18	Certain Advances
Schedule 2.19	Licenses and Permits
Schedule 2.20	Proprietary Rights
Schedule 2.22	Compliance with Law
Schedule 2.23	Litigation
Schedule 2.25	Consents
Schedule 2.26	Taxes
Schedule 2.28	Material Liabilities
Schedule 2.34	Intercompany Accounts and Contracts
Schedule 3.4	Buyer Consents
Schedule 3.6	Buyer Brokers or Finders
Schedule 4.4(a)	Other Excluded Assets and Liabilities
Schedule 4.4(c)	Retained Insurance Business
Schedule 4.12	Use of Names
Schedule 6.3	Required Consents and Approvals
Schedule 6.4	Continuing Related Party Agreements
Schedule 9.1(a)	Indemnification Items

*	Execution version to be attached prior to the Closing.

GLOSSARY

Accounting Firm	5.1(g)(ii)
Acquisition	Recitals
Adjusted Statutory Book Value	1.4(b)
Affiliate	2.11
After-Tax Basis	9.3(c)
Agreement	Preface
Applicable Tax Law	2.26(a)(i)
Arbitrator	1.4(d)
Assignment and Assumption Agreement	4.4(b)
Assets	2.12(a)
Basket Amount	9.3(b)
Business	Recitals
Business Agreements	2.9
Buyer	Preface
Buyer Disclosure Schedule	Article III
Claimant	9.2
Closing	1.2(a)
Closing Date	1.2(a)
Closing Payment	1.3
Code	2.27(a)(viii)
Coinsurance and Administrative Services Agreement	4.4(c)
Coinsurance Termination, Commutation and Release Agreement	4.4(c)
Collection Period	4.18
Company	Preface
Company Actuarial Analyses	2.29(e)
Company Disclosure Schedule	Article II
Company-Leased Real Property	2.11
Company-Owned Real Property	2.11
Confidentiality Agreement	4.6(a)
Consumer Privacy Information	2.33
Contract	2.8(a)(i)
Damages	9.1(a)
Disputed Item	1.4(c)
DOJ	4.9(b)
Employee Benefit Plans	2.17(a)
Environmental Laws	2.13(d)
Environmental Permit	2.13(d)
ERISA	2.17(a)
ERISA Affiliate	2.17(a)
Excluded Assets	4.4(a)
Excluded Liabilities	4.4(a)
Existing Reinsurance Agreements	2.8(b)
Federal Funds Rate	1.4(e)
Final Allocation Schedule	5.1(g)(ii)
Final Closing Adjusted Net Worth Statement	1.4(b)
FINRA	2.30(c)
FTC	4.9(b)

v

GAAP	2.5(d)
Globe Life	Recitals
GAAP Statements	2.5(c)
Hazardous Materials	2.13(d)
HSR Act	4.9(a)
Indemnifiable Claim	9.2
Indemnifying Parties	9.2
Insurance License	2.29(a)
Insurance Policies	2.16
Investment Company Act	2.30(a)
Investment Grade Securities	4.16(a)
IP Transition Period	4.12(c)
Laws	2.22
Licenses and Permits	2.19
Liens	2.12(a)
Litigation	2.23
Material Adverse Effect	6.2
Notice of Dispute	1.4(c)
Owned Proprietary Rights	2.20(a)
Person	2.6(i)
Plan of Tax Liquidation	4.4(a)
Pre-Closing Agent Balances	4.18
Pre-Closing Tax Period	2.26(a)(ii)
Pre-Closing Transfers and Assumptions	4.4(a)(iv)
Preliminary Adjusted Statutory Book Value	1.4(a)
Preliminary Closing Adjusted Net Worth Statement	1.4(a)
Producers	2.29(g)
Proposed Allocation Schedule	5.1(g)(ii)
Proprietary Rights	2.20(c)
Purchase Price	1.3
Quarterly Financial Statements	4.6(b)
Real Property	2.11
Related Party Agreements	6.4
Required Consents	6.3
Retained Insurance Business	4.4(c)
SAP	2.5(b)
SEC	2.30(b)
Securities Act	2.30(a)
Section 338(h)(10) Election	5.1(g)(i)
Seller	Preface
Seller Parent	Preface
Seller’s Knowledge	10.10
Separate Accounts	2.30(a)
Shares	Recitals
Statutory Statements	2.5(a)
Straddle Period	2.26(a)(iii)
Target Adjusted Statutory Book Value	1.3
Tax Authority	2.26(a)(v)
Tax Period	2.26(a)(vi)

Tax Returns	2.26(a)(vii)
Taxes	2.26(a)(iv)
Transaction Agreements	2.4
Transferring Employees	4.7(a)
Transition Period	4.20
Transition Services Agreement	1.2(b)(vi)
United American Coinsurance Agreement	4.4(c)
Unresolved Item	1.4(d)
Valuation Closing Date	1.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of September 13, 2010 and is by and among Protective Life Insurance Company, a Tennessee insurance company (“Buyer”), United Investors Life Insurance Company, a Nebraska stock insurance corporation (the “Company”), Liberty National Life Insurance Company, a Nebraska stock insurance corporation (“Seller”) and Torchmark Corporation, a Delaware corporation (“Seller Parent”).

RECITALS

A. The Company is engaged in the business of marketing, underwriting and servicing term, interest sensitive life, variable life, variable annuities and fixed annuities insurance (as conducted as of the date hereof and at any time between the date hereof and the Closing, the “Business”).

B. The authorized capital stock of the Company consists solely of 500,000 shares of common stock, $6.00 par value per share, all of which are issued and outstanding and owned beneficially and of record by Seller (the “Shares”).

C. Seller Parent is the owner, directly or indirectly, of all of the issued and outstanding capital stock of Seller.

D. On or prior to the Closing, (i) the Company shall cede on a one hundred percent (100%) indemnity coinsurance basis all of the Retained Insurance Business to Seller or Globe Life & Accident Insurance Company (“Globe Life”), a Nebraska stock insurance corporation and Affiliate of Seller, (ii) the Company shall appoint Seller or Globe Life to administer, on the Company’s behalf, the Retained Insurance Business, each of (i) and (ii) pursuant to the Coinsurance and Administrative Services Agreement, (iii) the Company shall terminate and commute the United American Coinsurance Agreement pursuant to the Coinsurance Termination, Commutation and Release Agreement and (iv) Seller shall assume all of the Excluded Assets and Excluded Liabilities pursuant to the Assignment and Assumption Agreement.

E. At the Closing, Buyer and Seller shall enter into the Transition Services Agreement.

F. Pursuant to this Agreement, at the Closing, Buyer shall buy from Seller, and Seller shall sell to Buyer, all of the Shares for the Purchase Price (the “Acquisition”), subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1. Purchase by Buyer. Subject to the terms and conditions set forth in this Agreement, Buyer shall buy from Seller, and Seller shall sell to Buyer, all of the Shares for the Purchase Price.

Section 1.2. Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Dallas, Texas offices of Seller’s counsel or via facsimile and/or email as of the date that is the last business day of December, 2010; or such earlier or later date as may be agreed upon by Buyer and Seller; provided, that, if the conditions set forth in Sections 6.3 and 7.3 of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) have not been satisfied or waived as of such date, the Closing shall occur on such later date that is the last day of the calendar month in which all such conditions are satisfied or waived. The date on which the Closing actually occurs shall be the “Closing Date.” In the event that all of the conditions to Closing set forth in Articles VI and VII hereof (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) have been satisfied prior to the last day of a calendar month prior to December, 2010, then the last day of such calendar month shall be the “Valuation Closing Date.”

(b) On the Closing Date, the following actions shall be taken:

(i) Buyer shall pay an amount equal to the Closing Payment by wire transfer(s) of immediately available funds payable to Seller;

(ii) Seller shall deliver, or cause to be delivered, to Buyer, all of the Shares together with executed consents, terminations and assignments, including assignments of the certificates representing the Shares and other instruments of consent and conveyance in form reasonably satisfactory to Buyer and Seller, sufficient to convey to Buyer title to the Shares;

(iii) Seller shall deliver, or cause to be delivered, to Buyer a fully executed Coinsurance and Administrative Services Agreement with the Company;

(iv) Seller shall deliver, or cause to be delivered, to Buyer a fully executed Coinsurance Termination, Commutation and Release Agreement between the Company and United American Insurance Company;

(v) Seller shall deliver, or cause to be delivered, to Buyer a fully executed Assignment and Assumption Agreement with the Company;

(vi) Seller and Buyer shall enter into a transition services agreement, to be negotiated in good faith by Seller and Buyer prior to the Closing and attached as Exhibit E hereto (the “Transition Services Agreement”); and

(vii) Each party shall execute and deliver such other documents or certificates required under this Agreement or reasonably requested by the other parties.

Section 1.3. Purchase Price. The “Closing Payment” shall be Four Hundred Million Five Hundred Thousand Dollars ($400,500,000) plus (a) the amount, if any, by which the Preliminary Adjusted Statutory Book Value exceeds Two Hundred Fourteen Million Five Hundred Thousand Dollars ($214,500,000) (the “Target Adjusted Statutory Book Value”) or minus (b) the amount, if any, by which the Target Adjusted Statutory Book Value exceeds the Preliminary Adjusted Statutory Book Value. The aggregate purchase price (the “Purchase Price”) for the Shares shall be the amount of the Closing Payment, plus or minus any subsequent adjustment pursuant to Section 1.4(b-g). For illustrative purposes only, if the Preliminary Adjusted Statutory Book Value is $217,000,000, the Closing Payment shall be $403,000,000 ($400,500,000 plus [$217,000,000-$214,500,000]).

Section 1.4. Purchase Price Adjustment.

(a) At least thirty (30) days prior to the expected Closing Date, Seller shall prepare and deliver to Buyer a statement, using the same accounting methods, policies, practices and procedures used in the preparation of the Company’s Statutory Statements (the “Preliminary Closing Adjusted Net Worth Statement”), consisting of (i) the balance sheet of the Company as of the close of business on the last day of the calendar quarter immediately preceding the Closing Date included with the Company’s Statutory Statement as of such date and adjusted to give effect on a pro forma basis to the transactions contemplated to occur at or prior to the Closing by this Agreement and by the Transaction Agreements, (ii) a calculation in reasonable detail of the Company’s Adjusted Statutory Book Value, derived from such balance sheet, and made pursuant to the procedures set forth on Schedule 1.4(a) (the “Preliminary Adjusted Statutory Book Value”) and (iii) a calculation of the amount, if any, by which the Closing Payment will be increased or reduced pursuant to Section 1.3. For illustrative purposes only, Schedule 1.4(b) contains a sample balance sheet of the Company derived from the balance sheet contained in the Statutory Statement of the Company as of June 30, 2010 and giving effect on a pro forma basis to the transactions contemplated by this Agreement and the Transaction Agreements to occur following June 30, 2010 (including those that have occurred prior to the date hereof), but prior to Closing.

(b) Not later than seventy-five (75) days after the Closing Date, Buyer shall (i) cause a schedule to be prepared as of the Closing Date using the same accounting methods, policies, practices and procedures used in the preparation of the Company’s Statutory Statements (the “Final Closing Adjusted Net Worth Statement”), which shall include Buyer’s calculations, as of the Closing Date, of the Company’s Adjusted Statutory Book Value, and (ii) deliver copies of the proposed Final Closing Adjusted Net Worth Statement to Seller. The “Adjusted Statutory Book Value” means, as of the applicable date, the total capital and surplus of the Company as calculated pursuant to the procedures set forth on Schedule 1.4(a).

(c) Within thirty (30) days following the delivery of the proposed Final Closing Adjusted Net Worth Statement to Seller, Seller may object to the calculation of the Adjusted Statutory Book Value, or to any portion thereof, each as contained in the proposed Final Closing Adjusted Net Worth Statement. Any such objection (the “Notice of Dispute”)

shall be in writing delivered to Buyer and shall (i) state that Seller believes the Final Closing Adjusted Net Worth Statement contains errors or was not prepared in accordance with the accounting methods, policies, practices and procedures used in the preparation of the Company’s Statutory Statements or as set forth on Schedule 1.4(a), (ii) specify in reasonable detail each item that Seller disputes (each, a “Disputed Item”), the reasonably estimated amount in dispute for each such Disputed Item and the reasons supporting Seller’s positions and (iii) Seller’s determination of the amount of the Adjusted Statutory Book Value. If Seller fails to deliver a valid Notice of Dispute within the prescribed period, the proposed Final Closing Adjusted Net Worth Statement delivered by Buyer with respect to the Company pursuant to Section 1.4(b) shall be the applicable Final Closing Adjusted Net Worth Statement for purposes of this Agreement.

(d) Upon receipt of a Notice of Dispute, Buyer and Seller shall, for a period of twenty (20) days following delivery of such notice, seek in good faith to resolve all Disputed Items and agree on the amount of the Adjusted Statutory Book Value. If Buyer and Seller reach an agreement with respect to any Disputed Items, Buyer shall revise the Final Closing Adjusted Net Worth Statement to reflect such agreement. If Buyer and Seller are unable to agree on the resolution of a Disputed Item (each, an “Unresolved Item”) within such twenty (20) day period, each of Buyer and Seller shall, within fifteen (15) business days after the conclusion of such twenty (20) day period, prepare and submit to the other party and to Ernst & Young LLP or, if Ernst & Young LLP is unable or unwilling to act in such capacity, a nationally recognized independent registered public accounting firm that has not had a material relationship with Buyer, Seller, Seller Parent, the Company or any of their respective Affiliates within the last two years) (the “Arbitrator”) its proposed applicable Final Closing Adjusted Net Worth Statement together with a statement of its position with respect to the Unresolved Items and the calculation of the amount of Adjusted Statutory Book Value. The Arbitrator shall, after the submission of such information by Buyer and Seller, review the calculation of the Unresolved Items; provided, that the Arbitrator (i) shall conduct such review based solely on presentations by Buyer and Seller and not by independent review, (ii) only review the Unresolved Items and (iii) shall be limited to those adjustments, if any, required to be made for the Final Closing Adjusted Net Worth Statement to comply with the provisions of this Agreement. The Arbitrator shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4, and in no event shall the Arbitrator’s determination of an Unresolved Item be for an amount that is outside the range of Buyer’s and Seller’s disagreement. Buyer and Seller shall use their commercially reasonable efforts to cause the Arbitrator to issue its written determination with respect to the Unresolved Items to Buyer and Seller within thirty (30) days after submission of the Unresolved Items to the Arbitrator, and the Final Closing Adjusted Net Worth Statement as adjusted based on the Arbitrator’s determination with respect to the Unresolved Items shall, absent manifest error, be the Final Closing Adjusted Net Worth Statement with respect to the Company for purposes of this Section 1.4. Each party shall grant the Arbitrator reasonable access to such party’s and such party’s Affiliates’ books and records relevant to the preparation of the Final Closing Adjusted Net Worth Statement. Any determination by the Arbitrator with respect to any disputes regarding the Final Closing Adjusted Net Worth Statement shall be final and binding on the parties hereto absent manifest error. The costs of the Arbitrator shall be split equally by Buyer, on the one hand, and Seller, on the other.

(e) On or before the fifth (5th) business day following the final determination of the Final Closing Adjusted Net Worth Statement either (i) Seller shall pay to Buyer the amount, if any, by which the Adjusted Statutory Book Value shown on the Final Closing Adjusted Net Worth Statement is less than the Adjusted Statutory Book Value shown on the Preliminary Closing Adjusted Net Worth Statement or (ii) Buyer shall pay to Seller the amount, if any, by which the Adjusted Statutory Book Value shown on the Final Closing Adjusted Net Worth Statement is greater than the Adjusted Statutory Book Value shown on the Preliminary Closing Adjusted Net Worth Statement. Any amount paid in respect of adjustments to the Purchase Price made pursuant to this Section 1.4 shall be increased by interest accrued on such amount, compounded daily, at the Federal Funds Rate from the Closing Date to and including the date of payment, based on a 365-day year. The “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day; provided, that if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day.

(f) In the event of the occurrence of a Valuation Closing Date, the value of all investment securities, including the Investment Grade Securities, shall be determined for purposes of Section 1.4(b-e) and Schedule 1.4(a) as of the close of business on the Valuation Closing Date, notwithstanding any subsequent changes thereto, and the determination of whether an investment security is an Investment Grade Security for purposes of Section 1.4(b-e) and Schedule 1.4(a) shall be made as of the close of business on the Valuation Closing Date; provided, however, that (i) any changes to the face amount of any investment security held by the Company, whether due to a redemption or payment of principal in respect of such investment security or otherwise, and (ii) any sale, transfer or other disposition of any investment security of the Company, in each case following the Valuation Closing Date and prior to the Closing, shall be taken into account for purposes of Section 1.4(b-e) and Schedule 1.4(a) (including the adjustments described therein); and provided, further, that the value of any investment security purchased or otherwise acquired following the Valuation Closing Date and prior to the Closing shall be determined for purposes of Section 1.4(b-e) and Schedule 1.4(a) as of the close of business on the date such investment security was purchased or otherwise acquired.

(g) For purposes of this Section 1.4, all calculations shall be made based on the Company’s books and records and in accordance with the provisions of this Section 1.4. No audited financial statements shall be required in connection with the calculations set forth in this Section.

(h) Buyer’s rights to indemnification pursuant to this Agreement shall not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, Buyer’s rights under this Section 1.4, except to the extent any such items giving rise to indemnification on behalf of Buyer are expressly taken into account in the Final Closing Adjusted Net Worth Statement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and on the Closing Date (other than those representations and warranties provided as of a specific date), and shall survive the Closing as herein provided. All representations and warranties of Seller are made subject to the exceptions specifically disclosed by Seller in the Schedules delivered contemporaneously with the execution of this Agreement, which shall consist of the aggregate of Schedules specifically set forth in this Article II (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall only be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent).

Section 2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has all requisite corporate power and authority to own, lease and operate its Assets in the manner in which such Assets are now owned, leased and operated and to carry on the business in which it is now engaged. Prior to the date hereof, Seller has delivered to Buyer true and complete copies of the articles of incorporation and bylaws of the Company, as currently in effect. The Company is qualified or licensed to transact business as a foreign corporation and/or insurer, as the case may be, in each of the jurisdictions listed on Schedule 2.1, and is in good standing in each jurisdiction where it is so qualified. There is no other jurisdiction in which the ownership, leasing, licensing or use of Assets by the Company or the conduct of its businesses makes such qualification or licensing necessary, except where failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has no equity interest in any entity, other than with respect to portfolio investments made in the ordinary course of business which in no case represents more than 5% of the total equity interests issued and outstanding in any entity.

Section 2.2. Capitalization. The authorized capital stock of the Company consists of 500,000 shares of common stock, $6.00 par value per share, all of which are issued and outstanding. All Shares are validly authorized and issued, fully paid, non-assessable and free and clear of preemptive rights. Except as set forth in the first sentence of this Section 2.2, there are no outstanding (a) shares of capital stock of or other voting or equity interests in the Company, (b) securities convertible into or exercisable or exchangeable for any shares of the Company’s capital stock or other securities, (c) options, warrants or other rights, agreements, commitments or understandings of any kind to purchase, acquire or subscribe to capital stock or other securities of the Company or securities which are convertible into, exercisable or exchangeable for capital stock or other securities of the Company, (d) Contracts relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible, exercisable or exchangeable securities or any such options, warrants or other rights or (e) voting trusts, proxies or other similar agreements or understandings to which Seller, the Company or any of Seller’s other Affiliates is a party or by which Seller, the Company or any of

Seller’s other Affiliates is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company.

Section 2.3. Ownership of the Shares. Seller owns all of the legal and beneficial interests in the Shares, free and clear of any Lien. Upon delivery of and payment for the Shares at the Closing, Buyer will acquire good and valid title to all of the Shares, free and clear of any Lien.

Section 2.4. Validity. Each of the Company, Seller and Seller Parent have the full power and authority to execute and deliver this Agreement and each of the Company, Seller, Seller Parent and any Affiliates of Seller have the full power and authority to have all of the other agreements executed in connection herewith or contemplated hereby to which it is a party (all such other agreements executed in connection herewith or contemplated hereby, which include the Coinsurance and Administrative Services Agreement, the Coinsurance Termination, Commutation and Release Agreement, the Assignment and Assumption Agreement, the Plan of Tax Liquidation and the Transition Services Agreement, are herein referred to as the “Transaction Agreements”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller, the Company and Seller Parent have duly executed and delivered this Agreement and on the Closing Date each of Seller, the Company, Seller Parent and any Affiliates of Seller will have duly executed and delivered the Transaction Agreements to which it is a party. This Agreement constitutes, and the Transaction Agreements, when executed and delivered (and, if applicable, assuming the valid authorization, execution and delivery by Buyer), shall constitute, to the extent they are parties hereto or thereto, the valid and binding obligations of the Company, Seller, Seller Parent and any Affiliates of Seller, enforceable against the Company, Seller, Seller Parent and any Affiliates of Seller, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally. The execution and delivery of this Agreement by the Company, Seller and Seller Parent and the execution and delivery of each of the Transaction Agreements to which it is a party by each of the Company, Seller, Seller Parent and any Affiliates of Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company, Seller, Seller Parent and any Affiliates of Seller.

Section 2.5. Financial Statements; Internal Controls.

(a) There have been made available to Buyer true, correct and complete copies of (i) the audited annual statutory financial statements (including the notes, exhibits or schedules thereto and any affirmations or certificates filed therewith) of the Company as of and for the years ended December 31, 2009 and 2008 and (ii) the unaudited statutory quarterly financial statements (including the notes, exhibits or schedules thereto and any affirmations or certificates filed therewith) of the Company as of and for the quarters ended March 31, 2010 and June 30, 2010, in each case, as filed with the Nebraska Department of Insurance, and Seller shall deliver to Buyer pursuant to Section 4.6(b) true, correct and complete copies of such unaudited quarterly statutory statements as of the end of and for all fiscal quarters after June 30, 2010 and prior to the Closing Date as are filed with the Nebraska Department of Insurance (collectively, the “Statutory Statements”).

(b) The Statutory Statements have each been prepared (or will be prepared) in accordance with statutory accounting principles prescribed or permitted by the State of Nebraska (“SAP”) applied on a consistent basis and each present (or will present) fairly in all material respects the financial position of the Company at the date of each such statement and the results of the Company’s operations for each such referenced period. Further, the exhibits and schedules included in the Statutory Statements are fairly stated in all material respects in relation to the Company and the Statutory Statements comply in all material respects with applicable regulatory requirements.

(c) There have been made available to Buyer true, correct and complete copies of the audited annual GAAP financial statements of the Company and each of the Separate Accounts consisting of the balance sheet and the related statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows (including the notes, exhibits or schedules thereto) as of and for the years ended December 31, 2009 and 2008, and Seller shall deliver to Buyer pursuant to Section 4.6(b) and Section 4.15(a) true, correct and complete copies of the GAAP financial reports and statements specified therein (collectively, the “GAAP Statements”).

(d) Except as noted on Schedule 2.5, the GAAP Statements have each been prepared (or will be prepared) in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis and each of the GAAP Statements described in Section 2.5(c) present (or will present) fairly in all material respects the financial position of the Company or a Separate Account, as applicable, at the date of each such statement and the results of the Company’s or such Separate Account’s operations, as applicable, for each such referenced period. Further, the exhibits and schedules included in the GAAP Statements are fairly stated in all material respects in relation to the Company or such Separate Account, as applicable.

(e) With respect to periods prior to Closing, the Company has maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with SAP and GAAP and to maintain proper accountability for items, (iii) access to its Assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.6. Events Since Quarterly Financial Statements. Since June 30, 2010, except as set forth on Schedule 2.6 or as otherwise contemplated by this Agreement, the Company has conducted business in all material respects in the ordinary course and consistent with past practices and, without limiting the generality of the foregoing:

(a) There has not been any event, development or state of circumstances with respect to the Company or its Assets that has had or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has not sustained any material damage, destruction or loss (including by reason of revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts or governmental restriction, regulation, investigation or inquiry but excluding any claims or losses incurred under any insurance policy or certificate issued by the Company), whether or not covered by insurance.

(c) The Company has not incurred additional debt or obligation for borrowed money or contracted for the extension or ability to incur or guarantee debt for borrowed money (even if not yet incurred), or incurred any other material obligation or liability, except in the ordinary course of business.

(d) The Company has not authorized, declared, paid or effected any dividend, payment or other distribution on or with respect to any of its capital stock, other than dividends authorized, declared and paid to Seller by the Company and permitted by the proviso to Section 4.3.

(e) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of the Shares.

(f) There has not been any amendment or modification of the charter documents or bylaws of the Company or of the terms of any of the Company’s capital stock or any of its voting or other equity securities.

(g) The Company has not entered into, amended in any material respect, terminated or non-renewed any Business Agreements, or any other Contract that would have been a Business Agreement had it not been amended, terminated or non-renewed prior to the date of this Agreement.

(h) The Company has not mortgaged, pledged or otherwise encumbered or subjected to Lien any of its material Assets, except for Liens for current Taxes which are not yet due and payable and other Liens arising in the ordinary course of business.

(i) The Company has not made any loan, advance or capital contribution to or investment in any Person or acquired the capital stock or operating business assets of any other Person, in each case, other than with respect to portfolio investments made in the ordinary course of business. “Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(j) Neither the Company nor, with regard to the material Assets used in the Business, Seller, has sold, leased or otherwise disposed of any Asset, except in the ordinary course of business, nor has the Company nor, with respect to the Assets used in the Business, Seller, leased or licensed to others (including officers and directors) any Asset.

(k) Neither the Company nor, with respect to the Business, Seller, has effected any material amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation, severance or termination agreements or any other employee benefit plan or arrangement other than in the ordinary course of business.

(l) Neither the Company nor, with respect to the Business, Seller, has paid to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries, bonuses and benefits at times and rates in effect on or prior to June 30, 2010, as may be subsequently increased or otherwise modified in the ordinary course of business.

(m) Neither the Company nor, with respect to the Business, Seller, has made any (i) change in accounting methods or principles used for financial or regulatory reporting purposes, except for changes that are required by applicable law, rule, regulation, order or other requirement of any governmental authority with jurisdiction over the Company or (ii) revaluation of any material Asset of the Company other than investment securities.

(n) There has not been any failure to pay or satisfy when due any liability of the Company, which failure has had or is reasonably expected to have a Material Adverse Effect.

(o) There has not been any amendment, cancellation, compromise or waiver of any claim or right of the Company, which amendment, cancellation, compromise or waiver has had or is reasonably expected to have a Material Adverse Effect.

(p) There have not been any changes in reserving, underwriting or claims handling policies or procedures.

(q) The Company has not effected or consented to a recapture under any of the Existing Reinsurance Agreements.

(r) Neither the Company nor, with respect to the Business, Seller, has entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section.

Section 2.7. Regulatory Filings. Except as set forth on Schedule 2.7:

(a) Seller has caused the Company to make available for inspection by Buyer (i) true, complete and correct copies of all material examination reports, correspondence, reports of investigations, inquiries and other similar materials relating to the Company or the Business received since December 31, 2006 from or submitted to any insurance regulatory authority (including true, complete and correct copies of each annual statement filed with or submitted by the Company to the Nebraska Department of Insurance since December 31, 2006).

(b) There are no examinations, formal inquiries or, to the Knowledge of Seller, investigations by any state insurance department examiners in progress at or in respect of the Company or otherwise with respect to the Business, nor, to Seller’s Knowledge, are any such examinations, formal inquiries or investigations by insurance regulatory authorities pending or scheduled with respect to the Company or with respect to the Business.

Section 2.8. Contracts.

(a) Except as set forth on Schedule 2.8(a), as of the date of this Agreement, the Company is not a party to or bound by:

(i) any contract, agreement, arrangement, instrument or other legally binding obligation (each, a “Contract”) for the purchase by the Company of supplies or equipment that the Company reasonably anticipates will involve the annual payment of more than $250,000 after the date hereof;

(ii) any Contract for the sale by the Company of any services or products of its business that involved gross written premium and fees (A) in fiscal 2009 of more than $500,000 or (B) in the first six months of 2010 of more than $250,000;

(iii) any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving indebtedness;

(iv) any partnership, joint venture or other similar agreement or arrangement with any entity;

(v) any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to any interest rate, derivatives or hedging transaction;

(vii) any material agency, broker, producer, selling, marketing, distribution, underwriting, third party administrator or similar Contract; or

(viii) any Contract containing (A) any covenant or provision prohibiting or limiting the Company from engaging in any line or type of business, or that would so limit the freedom of Buyer or its Affiliates or the Company after the Closing or (B) exclusivity obligations or restrictions binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing.

(b) Schedule 2.8(b) lists all contractual treaties and agreements regarding ceded or assumed reinsurance or retrocessions to which the Company is a party and under which there is liability by either party to such agreement (collectively, the “Existing Reinsurance Agreements”).

Section 2.9. Status of Contracts. Except as set forth in Schedule 2.8(a), each of the leases, contracts, licenses and other agreements listed in Schedules 2.8(a), 2.8(b), 2.10, 2.11, 2.15, 2.16, 2.19 and 2.20(a-b) (collectively, the “Business Agreements”) is a valid and binding obligation of the Company and (assuming the valid authorization, execution and delivery by the other party or parties thereto) is in full force and effect. The Company is not in and, to Seller’s

Knowledge, is not alleged to be in, breach or default under any of the Business Agreements, other than any breach or default that has not had or is reasonably expected to have a Material Adverse Effect. To Seller’s Knowledge, no party to any Business Agreement other than the Company is in or is alleged to be in breach or default under any of the Business Agreements, other than any breach or default that has not had or is reasonably expected to have a Material Adverse Effect. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under a Business Agreement or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. Seller has made available to Buyer a true and correct copy of each Business Agreement.

Section 2.10. Personal Property. Schedule 2.10 contains (i) a list of all of the tangible personal property used by Company or otherwise principally used in the Business, excluding those assets having an acquisition cost per item of less than $100,000, and (ii) a list of each lease or other agreement or right under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those that are terminable by the Company without penalty on ninety (90) days’ or less notice or which provide for annual rental payments of less than $250,000.

Section 2.11. Real Property. Schedule 2.11 constitutes a full and complete list of all (i) real property owned by Company (the “Company-Owned Real Property”), and (ii) real property leased, or under option to be leased, to the Company (the “Company-Leased Real Property,” and together with the Company-Owned Real Property, the “Real Property”). No real property leased by Seller or any Affiliate of Seller (other than the Company) or any other entity is occupied or used, in whole or in part, by the Company. For purposes of this Agreement, “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

Section 2.12. Title; Sufficiency of Assets.

(a) The Company has good, valid and marketable fee simple title to all Company-Owned Real Property and the Company has good and valid title or otherwise has the right to use pursuant to a valid and enforceable lease, license or other contractual arrangement, all of the assets (real and personal, tangible and intangible, including all Proprietary Rights) that are used or held for use in connection with the Business (collectively, the “Assets”), free and clear of all mortgages, liens, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights of way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described on Schedule 2.12 and, in the case of any Company-Owned Real Property, (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, (ii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) Liens identified on the Schedules to this Agreement, (iv) other Liens or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Liens or imperfection, (v) Liens that are set forth on the Statutory Statements,

(vi) all leases, licenses and occupancy and/or use agreements affecting the Company-Owned Real Property (or any portion thereof) whether or not recorded against the Company-Owned Real Property, (vii) all matters and exceptions set forth in any title reports made available to Buyer or shown on or referenced in any surveys made available to Buyer, (viii) Liens with respect to the Company-Owned Real Property created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees, (ix) Liens created by any of the documents to be executed in connection with the Closing or under this Agreement whether prior to, at or after the Closing and (x) Liens imposed by Laws, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Company-Owned Real Property.

(b) The Assets constitute all of the assets currently used in, and required for, the conduct of the Business. The buildings, structures and material equipment included in the Assets are in good repair and operating condition, subject only to ordinary wear and tear and obsolescence, and are adequate and suitable for the purposes for which they are presently being used or held for use. To Seller’s Knowledge, there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.

Section 2.13. Environmental Matters. Except as set forth on Schedule 2.13,

(a) The Company is, and has been since January 1, 2007, in compliance in all material respects with applicable Environmental Laws and has obtained and is in compliance with all applicable Environmental Permits;

(b) The Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law and the Company has not received any notice or alleged violation, which proceeding, order, judgment, decree, settlement, notice or allegation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) The Company has not released any Hazardous Material into the soil or groundwater at, under or from the Real Property, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) “Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation. “Environmental Laws” are any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment. “Environmental Permit” means any licenses, franchises, permits, certificates, approvals or other similar authorizations issued by governmental entities required pursuant to applicable Environmental Laws.

(e) The representations and warranties set forth in this Section 2.13 are Seller’s sole and exclusive representations regarding Environmental Matters.

Section 2.14. Accounts Receivable. All of the accounts receivable of the Company shown on the Statutory Statements or acquired thereafter arose in the ordinary course of business. Except as set forth on Schedule 2.14, all accounts receivable of the Company owing by Seller or any other Affiliate of Seller, or by any director, officer or shareholder of, the Company, Seller or any other Affiliate of Seller, have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

Section 2.15. Guaranties. Except as set forth on Schedule 2.15, none of the obligations or liabilities of the Company is guaranteed by any Person. Schedule 2.15 contains a correct and complete list of all guaranties of the obligations or liabilities of any other Person by the Company showing the parties and amounts involved and the expiration dates thereof.

Section 2.16. Insurance. Schedule 2.16 constitutes a full and complete list of all policies of insurance to which the Company is a beneficiary or named insured (the “Insurance Policies”). The Company has in full force and effect, with all premiums due thereon paid, the Insurance Policies. No written notice of cancellation or termination has been received with respect to any insurance policy described in this Section. Except as specifically disclosed on Schedule 2.16, no claims have been asserted by the Company under any of the Insurance Policies or relating to its Assets or operations.

Section 2.17. Employee Benefits; Employees.

(a) Except as set forth on Schedule 2.17, neither the Company nor any of its ERISA Affiliates currently sponsors or maintains, or has sponsored or maintained from and after December 31, 2006, any Employee Benefit Plan under, or with respect to which the Company has or may have any liability or funding obligation. Except as set forth in Schedule 2.17, the Company has no liability or obligations under any Employee Benefit Plans. There has been made available to Buyer a list of Employee Benefit Plans in which the employees who provide services to the Business are eligible to participate. “Employee Benefit Plan” means any written retirement plan, pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, severance plan or agreement, change-in-control, retention, transaction bonus agreement or arrangement, vacation pay, sickness, disability or death benefit plan, employee stock option or stock purchase plan, bonus or incentive plans or programs, Section 125 cafeteria plan, health care reimbursement, dependent care reimbursement, severance pay plan, program, policy, practice or agreement, or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). For purposes of this Section 2.17, the term “ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Sections 414(b) or (c) of the Code.

(b) Except as set forth on Schedule 2.17, there does not now exist, nor do any circumstances exist that could result in, any “benefit plan liability” of Seller or any of its ERISA

Affiliates that would be, or could become, a liability of Buyer following the Closing. As used in the preceding sentence, the term “benefit plan liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, and (iii) under Sections 412, 430, 431, 436 or 4971 of the Code.

(c) The Company (i) is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and, to Seller’s Knowledge, there are no organizational campaigns, petitions or other unionization activities focusing on persons who provide services to the Company which seeks recognition of a collective bargaining unit and (ii) is not subject to any strikes, material slowdowns or material work stoppages pending or, to Seller’s Knowledge, threatened in writing between the Company and any group of the foregoing employees.

(d) Schedule 2.17 sets forth a true and complete list of each employee of the Company and his or her job title and his or her base salary rate, in each case, in effect as of the date of this Agreement.

Section 2.18. Certain Advances. Other than as set forth on Schedule 2.18, there are no receivables of the Company owing by directors, officers, employees, consultants or shareholders of Company or Seller, or owing by any Affiliate of any director or officer of Company or Seller, other than advances in the ordinary course of business to officers, employees or consultants for reimbursable business expenses, and advances to employees for reimbursable personal expenses not exceeding $25,000 in the aggregate.

Section 2.19. Licenses and Permits. The Company has obtained and is in compliance in all material respects with, and Schedule 2.19 contains a correct and complete list of, all material licenses, permits, consents, approvals, orders, certificates and authorizations pertaining to the Business or the Company (collectively, “Licenses and Permits”). There are no proceedings pending or, to Seller’s Knowledge, threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any such Licenses and Permits.

Section 2.20. Proprietary Rights.

(a) Schedule 2.20(a) contains a correct and complete list of all Proprietary Rights owned by the Company (the “Owned Proprietary Rights”) that are registered or subject to an application for registration or that are otherwise material to the Business. The Company is the exclusive owner of the Owned Proprietary Rights, free and clear of any Liens. All Persons (including current and former employees and independent contractors) who create or contribute to the material Owned Proprietary Rights have validly and irrevocably assigned to the Company in writing all of their rights therein that did not initially vest with the Company by operation of Law.

(b) Schedule 2.20(b) contains a correct and complete list of all agreements to which the Company is a party or by which it is otherwise bound that relate to Proprietary Rights, including (i) licenses of Proprietary Rights to the Company or any of its Affiliates by any other Person, (ii) licenses of Proprietary Rights to any Person by the Company or any of its Affiliates, (iii) agreements otherwise granting or restricting (other than pursuant to general reservation of rights clauses) the right to use Proprietary Rights, and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Proprietary Rights used or held for use in the Business other than pursuant to agreements relating to employment, in each case to the extent material to the Business and exclusive of any licenses or other agreements relating to the Company’s use of standard commercial software.

(c) The Company owns or possesses, or shall own and possess as of the Closing Date, adequate licenses or other rights to use all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), that are material to the Business.

(d) To Seller’s Knowledge, the operations of the Company do not conflict with or infringe, in any material respect, any Proprietary Rights owned, possessed or used by any third party. To Seller’s Knowledge, there are no third parties whose operations conflict with or infringe, in any material respect, any Proprietary Rights owned, possessed or used by the Company.

Section 2.21. Labor. There are no material labor controversies pending or, to Seller’s Knowledge, threatened against the Company or with respect to the Business.

Section 2.22. Compliance with Law. Except as set forth on Schedule 2.22, the Company is in compliance and since January 1, 2007 has been in compliance and the Business is being conducted and since January 1, 2007 has been conducted in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental authorities (“Laws”), except where such noncompliance or violation has not had or would not reasonably be expected to have a Material Adverse Effect, and to Seller’s Knowledge, the Company is not under investigation with respect to any material violation of any applicable Laws. None of the Company, Seller or any other Affiliate of Seller has received, since January 1, 2007, any written notice of violations of any Laws in connection with the Business, except where such violations have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 2.23. Litigation. Except as set forth on Schedule 2.23, there is no action, proceeding, suit or appeal, at law or in equity (excluding actions, proceedings, suits or appeals of any kind by third parties against policyholders in the ordinary course of business and claims for policy benefits in the ordinary course of business, that, in each case, are not material) (collectively, “Litigation”), pending involving the Company or with respect to the Business, or involving any of the Assets and, to Seller’s Knowledge, none has been threatened against the Company, or, with respect to the Business, Seller or any other Affiliate of Seller. Neither the Company, nor, with respect to the Business, Seller or any other Affiliate of Seller, is subject to any material order, writ, injunction, settlement or decree of any court, agency, authority, governmental entity, arbitration panel or other tribunal. There is no Litigation pending, or, to Seller’s Knowledge, threatened with respect to the execution, delivery or performance of this Agreement by the Company, Seller or Seller Parent.

Section 2.24. No Conflict. The execution and delivery of this Agreement and any Transaction Agreement by the Company, Seller, Seller Parent and any Affiliate of Seller, as the case may be, and the performance of their respective obligations hereunder or thereunder, (a) are not in violation or breach of, and shall not conflict with or constitute a default under, any of the terms of the charter documents or bylaws of the Company, Seller, Seller Parent or any Affiliate of Seller; (b) are not in violation or breach of, and shall not conflict with or constitute a default under, any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon the Company, Seller, Seller Parent and any Affiliate of Seller, or any of their respective assets or properties; (c) shall not result in the creation or imposition of any Lien in favor of any third party upon any of the Assets of the Company; (d) assuming compliance with the matters referred to in Section 2.25, shall not conflict with or violate any Law applicable to the Company, Seller, Seller Parent, any Affiliate of Seller, or any of the Assets of the Company; and (e) shall not violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with notice or lapse of time, or both) a default under, any agreement to which the Company is a party or by or to which the Company or any of its Assets may be subject, except with respect to items (b)-(e) above, where such effect would not reasonably be expected to have a Material Adverse Effect.

Section 2.25. Consents. Schedule 2.25 contains a full and complete list of all necessary material permits, authorizations, consents, waivers and approvals of third parties, including all governmental entities, required to be obtained by the Company, Seller or any other Affiliate of Seller in connection with the execution and delivery of this Agreement or any Transaction Agreement by the Company, Seller, Seller Parent or any Affiliate of Seller or the performance of their respective obligations hereunder and thereunder.

Section 2.26. Taxes.

(a) Definitions. For the purposes of this Agreement, the following definitions shall apply:

(i) “Applicable Tax Law” means any laws, rules, applicable judicial determinations, regulations, orders and other requirements of governmental authorities of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such laws, rules, regulations, orders and other requirements of governmental authorities.

(ii) “Pre-Closing Tax Period” means, with respect to the Company, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(iii) “Straddle Period” means, with respect to the Company, any Tax Period that begins before and ends after the Closing Date.

(iv) “Taxes” mean:

(A) Any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax imposed by any governmental entity (whether national, local, municipal or otherwise, domestic or foreign) or political subdivision thereof;

(B) Any interest, penalties, additions to tax or similar charges imposed in connection with the imposition, collection or reporting thereof; and

(C) Solely for the purposes of the first sentence of Section 2.26(b)(i), any amounts in (A) or (B) above for which the Company could be held liable as a successor or transferee under Applicable Tax Law.

(v) “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the assessment or collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges.

(vi) “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

(vii) “Tax Returns” mean any or all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

(viii) “Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

(b) Except as set forth on Schedule 2.26:

(i) The Company has filed (or joined in the filing of) when due (after taking into account all extensions) all material Tax Returns required by Applicable Tax Law to be filed with respect to the Company; all such Tax Returns were complete and correct in all material respects as filed; and all material Taxes for which the Company is liable have been duly and timely paid (whether or not shown, or required to be shown, on any Tax Return). The Company has complied in all material respects with all Applicable Tax Laws pertaining to Tax information reporting or withholding of Taxes;

(ii) There is no action or other proceeding currently pending or threatened in writing regarding any Taxes relating to the Company. No Tax Authority has asserted or threatened in writing to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes relating to the Company with respect to any Tax Period for which the period of assessment or collection remains open. No adjustment that would materially increase the Tax liability, or materially reduce any Tax asset, of the

Company has been made, proposed or threatened in writing by a Tax Authority during any audit of any Tax Period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent Tax Period;

(iii) No Tax Returns filed or required to be filed with respect to the Company are now under audit or examination by any Tax Authority;

(iv) Seller Parent is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares to Buyer pursuant to this Agreement;

(v) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company;

(vi) The Company is not a party to any agreement other than with Seller and any of its Affiliates, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(vii) The Company has not entered into any closing agreement (including with respect to any insurance policies or annuity contracts issued by the Company) pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law);

(viii) The Company is not subject to, nor has applied within the past five (5) years for, any private letter ruling of the Internal Revenue Service or comparable rulings of any Tax Authority;

(ix) Neither the Company nor any Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter and that will remain in effect after the Closing Date;

(x) The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be treated as a partnership for federal income Tax purposes;

(xi) The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two (2) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(xiii) The Company has not (a) participated or engaged in any transaction, or taken any Tax Return position that, as of the date of this Agreement or the Closing Date, is described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (b) participated or engaged in any “reportable transaction” that, as of the date of this Agreement or the Closing Date, is described in Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law);

(xiv) No claim is pending or, to Seller’s Knowledge, threatened by a Tax Authority in a jurisdiction where the Company does not file Tax Returns or pay Taxes that the Company is or may be subject to Tax in that jurisdiction;

(xv) The Company has no liability for the Taxes of any Person as a result of being (a) a transferee or successor of such Person or (b) a member of an affiliated, consolidated, combined, unitary or similar group (other than a group which includes Seller), under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law;

(xvi) The Company has complied in all material respects with all requirements of the Code with respect to the insurance policies and annuity contracts issued by the Company, including withholding and reporting requirements. Specifically, each insurance policy and annuity contract issued by the Company has complied in all material respects with the requirements of Sections 72, 79, 101, 817, 818, 7702 and 7702A of the Code and Applicable Tax Law with respect thereto, so that each such insurance policy or annuity contract provides, and since the date of issuance has provided, the holder, owner or beneficiary thereof with the Tax treatment for which policies or contracts of that type qualify under the Code. There are no modified endowment contracts for which the qualification of the contract as such, and the implications thereof, have not been communicated to the policyholder;

(xvii) The Company has not requested relief from the IRS concerning the qualification of any insurance policy or annuity contract under, or compliance with, the Code and the Treasury Regulations promulgated thereunder, or the treatment of any life insurance policy issued by the Company as a modified endowment contract within the meaning of Section 7702A of the Code, and the IRS has not asserted in writing that any such policy or contract fails to so qualify or comply. There are no ongoing audits or, to Seller’s Knowledge, material investigations by any Tax Authority which relate to the failure or potential failure of any insurance policies or annuity contracts issued by the Company to comply with the requirements of the Code applicable thereto, or the inadvertent treatment of a material number of insurance policies as modified endowment contracts within the meaning of Section 7702A of the Code. Through agreements with fund managers, the Company has required the monitoring of each separate account to maintain compliance with Code Section 817(h) and to Seller’s Knowledge, the assets of each “segregated asset account” of the Company have been maintained by the fund manager of such segregated asset account such that the assets are, and at all times have been, adequately diversified as required by Section 817(h) of the Code and Treasury

Regulations promulgated thereunder, and the Company is treated as the owner of the assets of each such segregated asset account for U.S. federal income Tax purposes; and

(xviii) The Company’s reserves for the insurance policies and annuity contracts issued by the Company as reflected in the consolidated federal income Tax Return filed by the affiliated group of which the Company is a member for the year ended in 2008, and since such date, have been maintained in all material respects in the manner required by Subchapter L of the Code and other Applicable Tax Law.

Section 2.27. Brokers or Finders. Except for the services of Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Seller nor the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Seller is solely responsible for any payment, fee or commission that may be due to Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with the transactions contemplated hereby.

Section 2.28. No Undisclosed Material Liabilities. The Company does not have any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 2.28, (b) liabilities and obligations disclosed or reserved against in the audited Statutory Statement of the Company for the year ended December 31, 2009 or specifically disclosed in the notes thereto and (c) liabilities and obligations that (i) were incurred after December 31, 2009 in the ordinary course of business consistent with past practice and (ii) have not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.29. Insurance Matters.

(a) The Company possesses a certificate of authority or other authorization to transact insurance (an “Insurance License”) in each jurisdiction in which the Company is required by applicable insurance Laws to possess an Insurance License. All such Insurance Licenses are in full force and effect and the Company has not received written notice of any action or proceeding by any governmental entity that would reasonably be expected to result in the suspension or revocation of any Insurance License and, to Seller’s Knowledge, no such action or proceeding is pending or threatened.

(b) There are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or to which the Company is a party, on the one hand, and any governmental entity is a party or addressee, on the other hand, or orders, other than any such agreements, understandings, commitments, undertakings or orders of general application to insurers engaged in the same line of business as the Business, that (i) specifically limit in any material respect the ability of the Company to issue insurance policies or annuity contracts under the Insurance Licenses, (ii) impose any specific requirements on the Company in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable insurance Laws or (iii) specifically relate to the ability of the Company to pay dividends.

(c) Neither the Company, Seller nor any of Seller’s Affiliates has received any written notice to the effect that (i) the financial condition of any reinsurer party to any ceded Existing Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a dispute with respect to any material amounts recoverable or payable by the Company pursuant to any Existing Reinsurance Agreement.

(d) With respect to any Existing Reinsurance Agreement for which the Company has taken credit for reinsurance ceded on its Statutory Statements, (i) there is no written or oral agreement between the Company or any Affiliate of the Company and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Existing Reinsurance Agreement, other than as may be expressly provided in such Existing Reinsurance Agreement, (ii) for each such Existing Reinsurance Agreement entered into, renewed or amended on or after January 1, 2007, for which risk transfer is not considered in the reasonable judgment of the Company to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 61, is available for review by the Nebraska Department of Insurance, (iii) from and after January 1, 2007, the Company complies and has complied in all material respects with the requirements set forth in SSAP No. 61 and (iv) from and after January 1, 2007, the Company has administered its ceded reinsurance program in compliance in all material respects with the provisions of SSAP No. 61.

(e) Prior to the date of this Agreement, the Company has made available to Buyer a true and complete copy of (i) all actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company and filed with or submitted by the Company to the Nebraska Department of Insurance since January 1, 2007 and (ii) the actuarial report with respect to the Company prepared by Towers Watson, dated April 20, 2010, in connection with the transactions contemplated by this Agreement, along with, in the case of each of clauses (i) and (ii) of this Section 2.29(e), all material attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). Seller and the Company supplied accurate and complete financial, loss and premium data to its actuaries for use in the preparation of the Company Actuarial Analysis at the relevant time of preparation and, in the case of the Company Actuarial Analyses prepared by the Company’s internal actuaries, such Company Actuarial Analyses were prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein). Subject to the foregoing, Seller makes no representation or warranty in this Section 2.29 or elsewhere in this Agreement that the reserves held by or on behalf of the Company or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.

(f) Except for regular periodic assessments in the ordinary course of business, no material claim or material assessment is pending or threatened in writing against the Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(g) To Seller’s Knowledge, since January 1, 2007, each agent or broker that wrote, sold or produced any of the Company’s insurance or annuity products (collectively, the “Producers”), at the time such Producer wrote, sold or produced business for or on behalf of the Company, was duly licensed and appointed as required by applicable insurance Law, in the particular jurisdiction in which such Producer wrote, sold or produced business. To Seller’s Knowledge, no Producer has been since January 1, 2007, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any insurance Law applicable to the writing, sale or production of insurance or annuity or other business for the Company, except where such violations have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Producer individually accounting for five percent (5%) or more of the total gross premiums of the insurance or annuity business of the Company for the year ended December 31, 2009 has indicated in writing to the Company, Seller or any Affiliate of Seller that such Producer will be unable or unwilling to continue its relationship as a Producer with the Company within twelve (12) months after the date hereof.

(h) All policies, binders, slips, certificates, contracts and other agreements of insurance or annuities, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable insurance Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all respects with the insurance Laws applicable thereto and, as to premium rates established by the Company which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all respects, and such premiums comply in all respects with the insurance Laws applicable thereto, except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect. Seller has provided Buyer with copies of all specimens (including specimen schedule pages) of all insurance policies and annuity contracts issued by the Company since January 1, 2007.

Section 2.30. Separate Accounts.

(a) Each separate account maintained by the Company (each, a “Separate Account” and collectively, the “Separate Accounts”) is duly and validly established and maintained in all material respects under the Laws of its state of formation and is either excluded from the definition of an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “Investment Company Act”) or is duly registered as an investment company under the Investment Company Act. Each Separate Account, if registered, has been since January 1, 2007 and is being operated in all material respects in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. The annuity contracts and life insurance policies under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the Company to receive contributions under such contracts and policies.

(b) With respect to each Separate Account that is required to be registered with the Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act, (i) such Separate Account has since January 1, 2007 operated in compliance in all material respects with the Investment Company Act and with applicable regulations, rules, releases and orders of the SEC and (ii) the relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c) Each prospectus, statement of additional information related thereto, or private placement memorandum, as amended or supplemented, relating to any Separate Account (whether or not registered or required to be registered), as of their respective mailing dates or dates of use (i) contained no untrue statement of material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) complied in all respects with applicable Law including federal and state securities Laws and state insurance Laws, rules of the Financial Industry Regulatory Authority (“FINRA”), the Securities Act and the Investment Company Act; and all advertising or marketing materials relating to a Separate Account that were required to be filed with FINRA or any other governmental entity have been or will be timely filed therewith, except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 2.31. Liabilities and Reserves. The reserves carried on the Statutory Statements were, as of the respective dates of such Statutory Statements, in compliance in all material respects with the requirements for reserves established by the Nebraska Department of Insurance, were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Statutory Statements to the extent required under SAP; provided, that it is acknowledged and agreed by Buyer that Seller makes no representation or warranty in this Section 2.31 or elsewhere in this Agreement that the reserves held by or on behalf of the Company or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the insurance recoverables taken into account in determining the amount of such reserves will be collectible.

Section 2.32. Dividends. From January 1, 2010, through the date hereof, the Company has paid ordinary dividends to its stockholders of $37,080,000 and has not paid any extraordinary dividend or made any other extraordinary distribution to its shareholders that would have required the approval or non-disapproval of the Nebraska Director of Insurance pursuant to Section 44-2134 of the Nebraska Insurance Code.

Section 2.33. Privacy. The Company is in compliance in all respects with all applicable Laws and its or the Company’s Affiliates’ formally adopted policies applicable to the

Business, in each case applicable to its collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients (“Consumer Privacy Information”), except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company is not prohibited by any applicable Laws concerning privacy or either the Company’s or any of the Company’s Affiliate’s formally adopted privacy policies applicable to the Business, from providing Buyer with the Consumer Privacy Information that has been, or will be, provided to Buyer, on or after the date hereof, in connection with the transactions contemplated hereby.

Section 2.34. Intercompany Accounts and Contracts. Schedule 2.34 contains a complete list of all intercompany balances, including loans and advances and commitments with respect thereto, in respect of the Company, on the one hand, and Seller or Seller’s Affiliates (other than the Company), on the other hand, as of the last day of the calendar month ending immediately prior to the date of this Agreement. As of the Closing, all intercompany balances listed on Schedule 2.34 and all intercompany balances incurred following the last day of the calendar month ending immediately prior to the date of this Agreement shall have been satisfied and all commitments with respect thereto shall have been terminated. As of the Closing, all Related Party Agreements shall have been terminated.

Section 2.35. Anti Money Laundering Compliance. Since January 1, 2007, the Company has been in compliance in all respects with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations, including the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations thereunder (including all rules and regulations adopted by any self regulatory organizations), except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 2.36. Exclusion of Implied Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE TRANSACTION AGREEMENTS, SELLER MAKES NO WARRANTIES TO BUYER IN CONNECTION WITH THE SALE AND TRANSFER OF THE SHARES TO BUYER OR THE CONDITION OR PROSPECTS OF THE BUSINESS OR THE COMPANY OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that other than as expressly set forth in this Agreement neither Seller nor any of its representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or its representatives or Affiliates to Buyer or any other information that is not included in this Agreement or the Schedules hereto, and in the absence of fraud or willful misconduct none of Seller or any of its representatives or its Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties, each of which is true and correct on the date hereof and on the Closing Date (other than those representations and warranties provided as of a specific date), and shall survive the Closing as herein provided. All representations and warranties of Buyer are made subject to the exceptions specifically disclosed by Buyer in the disclosure schedule delivered contemporaneously with the execution of this Agreement, which shall consist of the aggregate of Schedules specifically set forth in this Article III (the “Buyer Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Schedule shall only be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent).

Section 3.1. Incorporation and Good Standing of Buyer. Buyer is an insurance company duly incorporated and validly existing and in good standing under the laws of the State of Tennessee.

Section 3.2. Validity. Buyer has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer has duly executed and delivered this Agreement and on the Closing Date Buyer will have duly executed and delivered the Transaction Agreements to which it is a party. This Agreement constitutes, and the Transaction Agreements, when executed and delivered (and, if applicable, assuming the valid authorization, execution and delivery by Seller or the Company), shall constitute, to the extent Buyer is a party thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally. The execution and delivery of this Agreement and, to the extent a party thereto, the Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer and, as required, its corporate parent.

Section 3.3. No Conflict. The execution and delivery of this Agreement and any Transaction Agreement by Buyer, and the performance of its obligations hereunder or thereunder, are not in violation or breach of, and shall not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Buyer, or any note, debt instrument, security instrument, deed of trust or mortgage or any other material contract, agreement or commitment binding upon Buyer or its assets or properties, and shall not result in the creation or imposition of any Lien in favor of any third party upon any of the assets or properties of Buyer or, assuming compliance with the matters referred to in Section 3.4, conflict with or violate any applicable Law.

Section 3.4. Consents. Schedule 3.4 contains a full and complete list of all necessary permits, authorizations, consents, waivers and approvals of third parties, including all governmental entities, required to be obtained by Buyer or any other Affiliate of Buyer in connection with the execution and delivery of this Agreement and any applicable Transaction Agreement by Buyer and the performance of its obligations hereunder.

Section 3.5. Investment Intent; Information. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.6. Brokers or Finders. Except as set forth on Schedule 3.6, Buyer has not incurred, nor shall Buyer incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 3.7. Adequacy of Financial Resources. At the Closing, Buyer will have sufficient cash, or access to cash, to fund the Purchase Price in accordance with the terms of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1. Conduct of Business. Except as specifically contemplated by this Agreement, including Section 4.4, and for such other matters, if any, as may be consented to by Buyer in writing, which consent shall not be unreasonably withheld or delayed, from the date of this Agreement until the Closing Date, the Company, and, with respect to the Business, Seller and its Affiliates, shall conduct or cause to be conducted the Business in all material respects in the ordinary course consistent with past practices, and shall not engage in any material activity or enter into any material transaction outside the ordinary course of business consistent with past practices.

Section 4.2. Preservation of Business. Except as specifically contemplated by this Agreement, including Section 4.4, and for such other matters, if any, as may be consented to by Buyer in writing, which consent shall not be unreasonably withheld or delayed, from the date of this Agreement until the Closing Date, the Company, and, with respect to the Business, Seller or its Affiliates, shall each use commercially reasonable efforts to preserve intact the business organization of the Company and to preserve the goodwill of the Company as to suppliers, customers and others having material business relations with the Company.

Section 4.3. Negative Covenants. Except as contemplated by this Agreement, including Section 4.4, from the date of this Agreement through the Closing Date, neither the Company nor Seller or its Affiliates shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, (a) take or cause to be taken any action described in clauses (b) through (r) of Section 2.6; provided, however, that the Company shall be permitted, to the extent lawfully allowed, to authorize, declare and pay to Seller dividends or other distributions on the Shares so long as (i) any dividend or distribution on the Shares shall not result in the Company’s unassigned surplus being less than Zero Dollars ($0.00) and (ii) any dividend or distribution on the Shares shall not result in the Adjusted Statutory Book Value being less than seventy-five million dollars ($75,000,000) or (b) take any of the following actions to the extent that any such action may affect in any material respect the Tax liability of Buyer, any of its Affiliates or the Company for any Tax Period (or portion thereof) beginning after the Closing Date: Make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case with respect to Taxes or Tax Returns of the Company.

Section 4.4. Pre-Closing Affiliate Transactions.

(a) Prior to or contemporaneously with the Closing, the Company and Seller will adopt a plan for the complete liquidation of the Company, for income Tax purposes only and in conjunction with the complete liquidation deemed to occur pursuant to Code Section 338(h)(10) pursuant to the provisions of Section 5.1(g), in the form attached as Exhibit A (the “Plan of Tax Liquidation”). Pursuant to the Plan of Tax Liquidation, all right, title and interest in and to the following assets (“Excluded Assets”) held by the Company will be assigned and transferred to Seller or an Affiliate of Seller, as applicable:

(i) cash/securities in the amount of the initial coinsurance premium and rights to all future premiums as specified in the Coinsurance and Administrative Services Agreement with respect to the Retained Insurance Business in accordance with the terms and conditions of such agreement;

(ii) the assets and rights to all future premiums associated with the business that is being recaptured pursuant to the Coinsurance Termination, Commutation and Release Agreement; and

(iii) the Excluded Assets set forth on Schedule 4.4(a).

and the following liabilities and obligations of the Company will be assumed by Seller or an Affiliate of Seller, as applicable (“Excluded Liabilities”):

(i) the liabilities and obligations with respect to the Retained Insurance Business, in accordance with the terms and conditions of the Coinsurance and Administrative Services Agreement;

(ii) the liabilities associated with the business that is being recaptured pursuant to the Coinsurance Termination, Commutation and Release Agreement;

(iii) all liabilities and obligations with respect to any employees of the Company, Employee Benefit Plans or employee or employment arrangements maintained or sponsored by the Company, including those relating to the Transferring Employees; and

(iv) the Excluded Liabilities set forth on Schedule 4.4(a) (the transactions contemplated by this Section 4.4(a), collectively, the “Pre-Closing Transfers and Assumptions”).

(b) The Company and Seller will execute an Assignment and Assumption Agreement substantially in the form attached as Exhibit B (the “Assignment and Assumption Agreement”) by which (i) the Excluded Assets shall be assigned and transferred to Seller or an Affiliate of Seller, as applicable, pursuant to the Plan of Tax Liquidation and (ii) Seller or an Affiliate of Seller, as applicable, will assume the Excluded Liabilities. Except as otherwise expressly provided by the Transaction Agreements, (x) upon such transfer and assumption, Seller or an Affiliate of Seller shall be the sole owner of such Excluded Assets and Excluded Liabilities and (y) Buyer acknowledges and agrees, on its behalf and on behalf of its Affiliates, not to interfere with the ownership rights of Seller or such Affiliate, whichever the case may be, in such Excluded Assets and Excluded Liabilities.

(c) On or prior to the Closing, Seller shall cause the Company to, subject to receipt of all applicable consents and approvals identified on Schedule 2.25, (i) enter into a coinsurance and administrative services agreement, to be negotiated in good faith by Seller and Buyer prior to the Closing and to be attached as Exhibit C hereto (the “Coinsurance and Administrative Services Agreement”) with Seller or Globe Life, as designated by Seller, pursuant to which (x) the Company shall cede on a one hundred percent (100%) indemnity coinsurance basis all of the specified business of the Company described on Schedule 4.4(c) (the “Retained Insurance Business”) to Seller or Globe Life, as applicable, and (y) Seller or Globe Life, as applicable, will be appointed to administer on the Company’s behalf the Retained Insurance Business, all effective on or prior to the Closing, (ii) enter into a termination, commutation and release agreement, to be negotiated in good faith by Seller and Buyer prior to the Closing and to be attached as Exhibit D hereto (the “Coinsurance Termination, Commutation and Release Agreement”), with United American Insurance Company, pursuant to which the Annuity Coinsurance Agreement that is effective as of January 1, 1997, by and between the Company and United American Insurance Company (the “United American Coinsurance Agreement”), shall be terminated and commuted effective on or prior to the Closing, and (iii) assign to Seller (or any designated Affiliate of Seller) any and all obligations and/or liabilities the Company has with respect any Employee Benefit Plan maintained by Seller or any of its ERISA Affiliates and, in connection therewith, release any and all claims the Company may have with respect to such Employee Benefit Plans. Seller shall deliver to Buyer a copy of the notice to policyholders proposed to be delivered by the Company pursuant to Section 6.3 of the Coinsurance and Administrative Services Agreement concurrently with Seller’s delivery of such notice to the Company. Buyer shall have the same consent rights with respect to such notice as the Company will have pursuant to such Section 6.3 of the Coinsurance and Administrative Services Agreement.

(d) At or prior to the Closing, Seller shall cause each Existing Reinsurance Agreement under which the Company assumes any risks or liabilities from Seller or an Affiliate of Seller (other than the United American Coinsurance Agreement) to be amended, pursuant to an amendment to be prepared by Seller and to be in a form reasonably acceptable to Buyer and attached as Exhibit F hereto, so as to (i) prohibit recaptures or terminations of such Existing Reinsurance Agreement without the consent of the Company (other than in the event of the insolvency of the Company, a material breach by the Company under such Existing Reinsurance Agreement, a ratings downgrade of the Company by A.M. Best to a rating below B++ or if the Company’s Total Adjusted Capital (as defined in the applicable Laws of the State of Nebraska) is less than two hundred and fifty percent (250%) of its Authorized Control Level Risk Based Capital (as defined in the applicable Laws of the State of Nebraska)) and (ii) specify the fee for administrative services that will be payable to Seller under such Existing Reinsurance Agreement.

Section 4.5. Updating of Disclosure Schedules. From the date hereof until the Closing Date, the Company and Seller shall keep updated on a reasonably timely basis the Company Disclosure Schedule and shall promptly notify Buyer of any changes or additions or events which may, after the lapse of time, cause any change or addition in the Company Disclosure Schedule. From the date hereof until the Closing Date, Buyer shall keep updated on a reasonably timely basis Buyer Disclosure Schedule and shall promptly notify Seller of any changes or additions or events which may, after the lapse of time, cause any change or addition to Buyer Disclosure Schedule. Any such updates, changes or additions to the Company or Buyer Disclosure Schedules with respect to any matter hereafter arising shall be deemed to have cured any inaccuracy in or breach of any representation or warranty made in this Agreement, except (a) for purposes of determining whether or not the conditions set forth in Section 6.2 or 7.2 have been satisfied or (b) to the extent such inaccuracy or breach would not have resulted in a failure of the conditions set forth in Section 6.2 or 7.2 to be satisfied.

Section 4.6. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information and to the Confidentiality Agreement, dated May 13, 2010, between Seller Parent and Protective Life Corporation (the “Confidentiality Agreement”), each of the Company and Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period from the date hereof to the Closing Date and in a manner that shall not be unduly disruptive on the Business, to all the Company’s properties, books, contracts, commitments and records as well as any employees of Seller, Seller Parent or the Company with knowledge of the Business. Buyer agrees that: (A) such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller and the Company; (B) all requests by Buyer for access or availability pursuant to this Section 4.6 shall be submitted or directed exclusively to an individual to be designated by Seller; and (C) except as contemplated by this Agreement, Seller and the Company shall not be required to provide any books and records or reports based thereon that they do not maintain or prepare in the ordinary course of their business. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

(b) Seller shall cause to be delivered to Buyer, (x) for each calendar quarter from and after the quarter ended September 30, 2010 that is completed prior to the Closing Date, as soon as practicable, but in any event within forty-five (45) days following the end of such quarter, and (y) for each quarter ending after January 1, 2010 and before September 30, 2010, promptly following the date hereof, a report prepared by the Company with respect to such quarter, which, in each case shall include (i) a balance sheet of the Company as of the end of such quarter prepared in accordance with SAP, (ii) a balance sheet of the Company as of the end of such quarter prepared in accordance with GAAP, (iii) a statement of earnings for the Company for the year-to-date period ending at the end of such quarter prepared in accordance with SAP, (iv) a statement of earnings for the Company for the year-to-date period ending at the end of such quarter prepared in accordance with GAAP, and (v) related statements of comprehensive income (loss), shareholder’s equity and cash flows for the year-to-date period ending at the end of such quarter prepared in accordance with GAAP (collectively, the “Quarterly Financial Statements”), except that with respect to the quarter ending September 30, 2010, clauses (ii), (iv) and (v) above shall not apply and Seller shall provide Buyer with the financial statements as described in Section 4.15(a). The Quarterly Financial Statements shall be unaudited and shall not include any notes, exhibits or schedules.

Section 4.7. Employee Matters.

(a) To the extent that, during the period from the date of this Agreement until the Closing Date, Buyer determines that it shall extend an offer of employment to any of the persons employed by the Company, it shall provide Seller with a written list identifying such persons as soon as reasonably practicable (any such persons who accept Buyer’s offer of employment, the “Transferring Employees”). Buyer agrees that for the term of the Transition Services Agreement, subject to the continuing employment of any such person with Buyer, Buyer shall cause each such Transferring Employee to have a principal place of employment within twenty (20) miles of the principal place of employment of such Transferring Employee immediately prior to the Closing and to use commercially reasonable efforts to cause such Transferring Employee to continue to perform at least the same functions that each was performing immediately prior to the date hereof.

(b) For a period of twelve (12) months after the Closing Date, each of the Transferring Employees shall receive base salary at a rate not less than such Transferring Employee’s base salary in effect as of the date of this Agreement (or, if higher, as in effect immediately prior to the Closing Date provided that such increase is reflected on Schedule 2.17 or Buyer has consented to such increase in accordance with Section 4.1).

(c) From and after the Closing Date, Buyer agrees (i) that the Transferring Employees shall be credited with their period or periods of service with Seller completed prior to the Closing Date as if it had been service with Buyer for purposes of determining eligibility, benefits and vesting under Buyer’s benefit plans, programs and policies (other than for purposes of benefit accrual under a defined benefit pension plan as defined in Section 414(j) of the Code) and (ii) to provide each Transferring Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any health or welfare plan of Buyer.

(d) Other than as specifically provided for in this Section 4.7, Buyer shall not assume any liabilities or obligations for any of the Employee Benefit Plans or employee or employment arrangements maintained or sponsored by the Company or any of its ERISA Affiliates, including those relating to any Transferring Employees. Seller shall retain any and all such liabilities or obligations relating to the Transferring Employees and the Employee Benefit Plans and shall cause the payment of all accrued vacation and sick pay to the Transferring

Employees immediately after the Closing Date, to the extent required by Seller’s vacation and sick pay policies.

Section 4.8. Press Releases. Except as required by applicable Law, stock exchange rules or as provided by Section 4.20, no party shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably withheld or delayed. Each of Buyer and Seller agrees that it shall endeavor to file its Form 8-K Current Report required with respect to the execution of this Agreement on the same filing date as and reasonably concurrent with the Form 8-K filing of the other party hereto.

Section 4.9. Consents.

(a) Each party shall use its commercially reasonable efforts to obtain and to cooperate with each other party in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby; provided, that (i) Seller and its Affiliates shall not give any undertakings, make any commitments or enter into any agreements in connection with such efforts that would be binding upon Buyer or any of its Affiliates, including, after the Closing, the Company, without the prior written consent of Buyer (except, in the case of the Company, for any such undertakings, commitments or agreements given, made or entered into in the ordinary course of business consistent with past practice), (ii) neither Buyer nor any of its Affiliates shall be required to take any action that involves divestiture of an existing business of Buyer or any of its Affiliates, including, after the Closing, the Company and (iii) none of Buyer, Seller or any of their respective Affiliates (including in the case of Buyer, after the Closing, the Company) shall be required to take an action that involves any material expense that is not usual, ordinary or reasonable in connection with the closing of a transaction of this type and size, the commencement or participation in any litigation or the offer or grant of any accommodation (financial or otherwise) to any third party that would reasonably be expected to materially impair the overall benefit expected to be realized by such Person from the consummation of the transactions contemplated by this Agreement and the Transaction Agreements. Without limiting the generality of foregoing, (i) Buyer shall file or cause to be filed within fifteen (15) business days following the date hereof a Form A to be filed with the Nebraska Department of Insurance, and (ii) Buyer and Seller shall file or cause to be filed within fifteen (15) business days following the date hereof a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder. Each party shall pay its own expenses in connection with fulfilling its obligations under this Section, except as set forth in Section 10.5.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of any governmental entity, each of the parties shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby under the HSR Act or any other approval of insurance regulators and other governmental entities, use its commercially reasonable efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other communication given by it to the DOJ, the FTC or any other governmental entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Affiliates, which appears in any filing made with, or materials submitted to, any third party or any governmental entity, with respect to this Agreement). Buyer, the Company and Seller shall, and shall cause their respective Affiliates to, make available to the other parties (x) a copy of each applicable report, schedule and other document filed or received by it between the date hereof and the Closing Date in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby pursuant to the requirements of state insurance Laws and (y) any other information, confidential or otherwise, relating to this Agreement or the Transaction Agreements that has not been provided to the other party and is necessary for disclosure in the filing to be made under the HSR Act or the filings of any Form A or Form D to be filed with the Nebraska Department of Insurance. Notwithstanding anything to the contrary in this Section 4.9(b), neither Seller nor Buyer will be required to permit the review by or provide or disclose to the other party copies of the portions of any filing, submission or communication to a governmental entity that contains confidential information, proprietary business information or is protected by attorney client privilege or attorney work product.

Section 4.10. Certain Notifications. Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company, Seller or Buyer, as the case may be, that would have been listed in Schedule 2.23, 2.25 or 3.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

Section 4.11. No Solicitation. Except as otherwise specifically contemplated by this Agreement, during the term of this Agreement, the Company and Seller agree that none of them, nor any of their respective officers, directors, employees or representatives, shall solicit or negotiate with any Person (other than Buyer or any Affiliate, associate or designee of Buyer) concerning any proposal for an acquisition of all or any substantial part of the Business or of any capital stock of the Company, whether by merger, tender offer, purchase of assets or shares of capital stock, reinsurance or otherwise.

Section 4.12. Use of Names.

(a) Following the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, without the prior written consent of Buyer, make any use of the name “United Investors” or “UILIC” or any derivative or variant thereof. For purposes of clarification, “make any use of” shall not include making reference to the Company in any insurance regulatory or other document or presentation which relates or refers to a period prior to the Closing.

(b) Buyer acknowledges that Seller is not conveying ownership rights or granting Buyer or its Affiliates (including the Company after the Closing) a license to use any of the names, tradenames, service marks or trademarks of Seller or any Affiliate of Seller (other than the names identified in Section 4.12(a)) and, except as permitted during the Transition Period pursuant to Section 4.12(c) or to use documents provided by Seller pursuant to the Transition Services Agreement, after the Closing, Buyer and its Affiliates (including the Company after the Closing) shall not use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks.

(c) Following the Closing, Buyer shall (and shall cause the Company to) cease promptly, but in no event later than ninety (90) days after the Closing Date (the “IP Transition Period”), using (i) any advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items, in each case that contain anywhere thereon any of the names, tradenames, service marks or trademarks of Seller or any Affiliate of Seller (other than the names identified in Section 4.12(a)); provided, however, that Buyer shall (and shall cause the Company to), when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, make reasonably clear to all other applicable parties that Buyer and the Company, rather than Seller or any Affiliate of Seller, is the party entering into or conducting the contractual relationship; provided, further, that Buyer shall (and shall cause the Company to) ensure that personnel of the Company using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller. The right of Buyer and the Company to use the items referred to in clause (ii) above is limited to those items that were in existence on the Closing Date and in connection with goods and/or services as provided on the Closing Date or for which Seller has provided express written consent in advance. All goodwill accrued through the use by Buyer or the Company during the IP Transition Period of items referred to in clause (ii) shall accrue to Seller. With respect to all materials used by Buyer or the Company or their respective Affiliates after the Closing that state or suggest or imply any affiliation with Seller or any of the Affiliates of Seller, Buyer shall indemnify and hold harmless Seller from and against all Damages that arise out of or result from the inclusion of such statements, suggestions or implications in such materials in accordance with the terms and conditions of Article IX.

Section 4.13. Intercompany Accounts and Contracts. At or prior to the Closing, Seller shall cause all intercompany balances listed on Schedule 2.34 and all intercompany balances incurred following the last day of the calendar month ending immediately prior to the date of this Agreement to be satisfied and all commitments with respect thereto and all Related Party Agreements to be terminated.

Section 4.14. Delivery of Business Records. The Company and Seller, on or immediately following the Closing, shall deliver or cause to be delivered to Buyer all documents and records related to the Company or the Business, including all stock records, corporate minute books, financial reports, Tax Returns, Tax filings and Tax work papers of the Company.

Section 4.15. Financial Statements.

(a) Seller shall deliver to Buyer the Quarterly Financial Statements in accordance with Section 4.6(b), and shall deliver to Buyer (i) as promptly as practicable after the date hereof, but not later than November 15, 2010, the unaudited interim GAAP financial statements of the Company for the interim period ended September 30, 2010 consisting of the balance sheet as of September 30, 2010 and the related statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows (including applicable notes to financial statements) for the nine-month period then ended and the corresponding nine-month period of the prior year; (ii) if the Closing has not occurred by March 1, 2011, on the Closing Date, audited GAAP financial statements of the Company for the year ended December 31, 2010 consisting of the balance sheet as of December 31, 2010 and the related statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows (including applicable notes to financial statements) for the year period then ended; and (iii) for all quarterly reporting periods beginning on October 1, 2010 and extending through the Closing Date (and any shorter interim period if the Closing Date is on a date other than the last business day of a calendar quarter), as promptly as practicable, but not later than forty-five (45) days after the end of the interim period, the unaudited financial statements consisting of the items set forth in Schedule 4.15 as of the end of the applicable interim period and for the interim period then ended, each presenting fairly in all material respects the financial position of the Company at the date of such statement and for such period.

(b) Seller, on the one hand, and Buyer and the Company, on the other, shall cooperate reasonably with each other and each other’s agents, including legal counsel and public accounting firms, in connection with the preparation, filing or subsequent examination of (a) financial statements prepared by Seller with respect to periods prior to the Closing Date, or (b) financial statements prepared by the Company or Buyer with respect to periods on or after the Closing Date. Such cooperation shall include each party making all applicable information and documents in its possession relating to the Company available to the other party. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to financial information of the Company, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to financial information of the Company. Each requesting party shall reimburse the applicable counterparties for the reasonable costs and expenses incurred by each such counterparty in complying with this subsection. No party is required to provide the other with any confidential or proprietary information of the Company, Seller, Buyer or any of such parties’ respective Affiliates, as the case may be, after the Closing Date, except to the extent required for the filing of financial statements and resolution or investigation of such financial statements that relate to Pre-Closing Tax Periods. Any information, documents and/or other assistance provided pursuant to this Section 4.15 shall be made without representation or warranty as to its accuracy (except to the extent otherwise represented or warranted to under Article II above).

Section 4.16. Investment Portfolio.

(a) Prior to the Closing, the Company shall cause the investment portfolio of the Company to be maintained in accordance in all material respects with past investment policies and practices of the Company; provided that, after the date of this Agreement, the Company shall not purchase any investment securities, unless, at the time of purchase, they are investment securities rated either 1 or 2 by the Securities Valuation Office of the National Association of Insurance Commissioners (“Investment Grade Securities”) and provided, further that, after the date of this Agreement, the Company shall not engage in any disposition of Investment Grade Securities that would cause the portion of the Company’s interest maintenance reserve as set forth on the Preliminary Closing Adjusted Net Worth Statement or the Final Closing Adjusted Net Worth Statement, in each case held in respect of Investment Grade Securities, to exceed $2,000,000.

(b) Notwithstanding anything to the contrary in Section 4.16(a), if a Valuation Closing Date occurs, following such Valuation Closing Date and subject to applicable Laws, the Company (i) shall use its commercially reasonable efforts to comply promptly with any instructions from Buyer with respect to the sale or purchase of any investment security and (ii) shall not purchase, acquire, sell or dispose of any investment security without first obtaining the prior written consent of Buyer, which shall not be unreasonably withheld.

Section 4.17. Litigation Support. In the event and for so long as any party actively is contesting or defending against any claim, demand, action, proceeding, suit or appeal in connection with (a) the transactions contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under the provisions of this Agreement).

Section 4.18. Agent Debit Balances. From the Closing Date until the second anniversary of the Closing Date (the “Collection Period”), Buyer shall cause the Company to use the same policies and procedures with respect to collection of agent debit balances in respect of periods prior to the Closing (“Pre-Closing Agent Balances”) as used by the Company in the ordinary course of business prior to the Closing. Within five (5) business days after the end of each calendar quarter during the Collection Period, Buyer shall cause the Company to pay to Seller an amount in cash equal to the aggregate amount of Pre-Closing Agent Balances collected by the Company during such calendar quarter. Any such payment shall be by wire transfer of immediately available funds to an account designated in writing by Seller.

Section 4.19. Policyholder Lists. Neither Seller nor any of its Affiliates shall, directly or indirectly, other than in the ordinary course of business of the Company, as permitted by the terms of any of the Transaction Agreements or with respect to the Retained Insurance Business, share or provide any policyholder lists or similar information containing personal identifying information of policyholders of the Company with or to any Producers or other Person, or use such lists or information for any purpose, except for the provision of any such information as required by judicial or administrative process or, in the opinion of counsel to Seller or any of its Affiliates, as applicable, by other requirements of Law or by contract. Neither Buyer nor any of its Affiliates shall, directly or indirectly, other than as permitted by the terms of any of the Transaction Agreements, share or provide any policyholder lists or similar information containing personal identifying information of policyholders of the Retained Insurance Business with or to any Producers or other Person or use such lists or information for any purpose, except for the provision of any such information as required by judicial or administrative process or, in the opinion of counsel to Buyer or any of its Affiliates, as applicable, by other requirements of Laws or by contract, it being understood and agreed by the parties that, notwithstanding anything contained herein to the contrary, the Retained Insurance Business and the use and control of all expirations with respect to the Retained Insurance Business will remain the exclusive property of Seller and its Affiliates and will be left in their undisputed possession, subject to applicable Laws and any contractual rights of any Producers.

Section 4.20. Continued Existence of the Company. Buyer agrees that for a period of eighteen (18) months following the Closing (the “Transition Period”), it shall maintain the Company as a wholly-owned subsidiary corporation and shall not merge, consolidate, dissolve, sell or otherwise dispose of all or substantially all of its assets or take any similar action with respect thereto.

Section 4.21. Announcement to Employees and Producers. Prior to the Closing, Seller shall and shall cause its Affiliates to cooperate with Buyer and the Company in the preparation and communication of any announcement of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby to the employees of the Company or any Producers.

Section 4.22. Further Assurances. Following the Closing, Buyer and Seller and Seller Parent shall, and shall cause their respective Affiliates and their respective Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other parties to this Agreement, to confirm and assure the rights and obligations provided for in this Agreement and the Transaction Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 4.23. Single Premium Policies. As soon as practicable following the date hereof, but in any event prior to the Closing Date, Seller shall cause the Company to adjust the account values and policy reserves with respect to certain in-force life insurance policies issued by the Company on Policy Forms SP-85 and SP1B, and to adjust the death benefits in respect thereof not less than sixty (60) days after the dissemination of the written notice described in the following sentence, in each case in the manner as agreed to by Buyer and Seller prior to the date hereof. To the extent that the anniversary date of any affected policy will occur after December 1, 2010 and prior to the Closing Date, Seller shall further cause the Company to distribute a written notice to the holder of such policy informing the policyholder of such adjustments before such anniversary date. Any such written notice shall be in the form previously agreed by Seller and Buyer prior to the date hereof. Any changes to the process or written notice described herein contemplated by a party hereto shall require the prior consent of the other party hereto, which consent shall not be unreasonably withheld.

ARTICLE V

TAX MATTERS

Section 5.1. Tax Matters.

(a) Seller shall cause the Company to be included in the consolidated federal income Tax Returns of the affiliated group of corporations that includes Seller for all periods for which it is eligible to be so included, including the period from January 1, 2010 to the Closing Date, and in any other state, local and foreign consolidated, affiliated, combined, unitary or other similar group Tax Returns that include Seller or any Affiliate of Seller and in which the Company has been, consistent with past practice, previously included, for all Tax Periods ending on or prior to the Closing Date. Seller or an Affiliate of Seller (other than the Company) shall (i) timely prepare and file all such Tax Returns and timely pay when due all Taxes relating to such Tax Returns, and (ii) timely prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company for all Tax Periods ending on or prior to the Closing Date and timely pay, or cause to be paid, when due all Taxes relating to such Tax Returns. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of Seller and the Company including the prior practice relating to the income, assets, properties or operations of the Company (including elections, accounting methods and conventions), except as otherwise required by Applicable Tax Law or otherwise agreed to by Buyer prior to the filing thereof. Any such Tax Returns on which the Company’s address is required to be provided (including the IRS Form 1120-L of the Company and any separately filed Tax Returns of the Company) shall use the Company’s address determined by Buyer by notice to Seller. Any Tax Returns relating to the Company that are prepared by Seller or an Affiliate of Seller pursuant to clause (ii) of the second sentence of this Section 5.1(a) and filed after the Closing Date shall be submitted to Buyer not later than twenty (20) business days prior to the due date for filing such Tax Returns (other than payroll and premium Tax Returns, which shall be submitted not less than five (5) business days prior to the due date for filing) for review and approval by Buyer, which approval may not be unreasonably withheld or delayed, and such Tax Returns shall be prepared in a manner consistent with past practice and shall be complete and correct in all material respects.

(b) Any Taxes with respect to the Company that relate to a Straddle Period shall be apportioned between Seller and Buyer, (i) in the case of property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, as determined from the books and records of the Company during the portion of such period ending on the Closing Date (i.e., Seller’s portion) and the portion of such period beginning on the day following the Closing Date (i.e., Buyer’s portion) consistent with the past practices of Seller and the Company. Buyer shall cause the Company to file any Tax Returns for any Straddle Period, and Buyer shall pay, or cause to be paid, all state, local or foreign Taxes shown as due on any such Tax Returns. Seller shall pay Buyer its share of any such Taxes (to the extent Seller is liable therefor in accordance with this

Section 5.1(b)) due pursuant to the filing of any such Tax Returns under the provisions of this Section 5.1(b) within ten (10) business days of receipt of notice of such filing by Buyer, which notice shall set forth in reasonable detail the calculations regarding Seller’s share of such Taxes.

(c) Neither Seller nor any Affiliate of Seller shall, without the prior written consent of Buyer, file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to the Company for any Pre-Closing Tax Period, to the extent that any such filing may affect in any material respect the Tax liability of Buyer, any of its Affiliates or the Company for any Tax Period (or portion thereof) beginning after the Closing Date (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

(d) Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the Company, including any arrangement by which the Company makes compensating payments to any other member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain Tax attributes, shall be terminated (or the Company shall be released from all liabilities and obligations thereunder) on or prior to the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect with respect to the Company and the Company shall have no further rights thereunder for any Pre-Closing Tax Period, Straddle Period or Tax Period beginning on or after the Closing Date. All liabilities of the Company to Seller or any Affiliate of Seller and all liabilities of Seller or any Affiliate of Seller to the Company (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning the Company other than for periods prior to the Closing Date shall be terminated as to the Company on or prior to the Closing Date and shall have no further force or effect.

(e) After the Closing Date, Buyer and Seller shall provide each other, and Buyer shall cause the Company to provide Seller, with such cooperation and information (including, for the avoidance of doubt, work papers) relating to the Company as either party reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining any Tax liability or a right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes or (iv) effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause the Company to retain, all returns, schedules and work papers with respect to Taxes, and all material records and other documents relating thereto, for a period of six (6) years following the filing of the Tax Return, or until such later date as shall be requested in writing by Seller or Buyer, as applicable, no later than six (6) months prior to the expiration of such six year period, unless such Tax Returns and other documents are offered and delivered to Seller or Buyer, as applicable. Any information obtained under this Section 5.1 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their respective Affiliates, shall be required to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.1(e).

(f) Seller or its Affiliates shall be entitled to all Tax refunds of the Company for any Pre-Closing Tax Period except for Tax refunds attributable to carrybacks from Tax Periods (or portions thereof) beginning after the Closing Date. If Buyer or the Company on the one hand, or Seller or any of its Affiliates on the other hand, receives any Tax refund to which the other party is entitled pursuant to this Section 5.1(f), the recipient of such Tax refund will promptly pay (or cause the Company or such Affiliate, as the case may be, to pay) the amount of such Tax refund to the other party net of the reasonable out-of-pocket costs to such recipient with respect to such Tax refund; provided, however, that with respect to any Tax refund to which Seller or its Affiliates is entitled pursuant to this Section 5.1(f) and for which Buyer or the Company must file a Tax Return to claim such Tax refund, Seller shall (i) at Seller’s expense, prepare such Tax Return (with the reasonable cooperation of Buyer), and (ii) provide such Tax Return to Buyer for review and approval, which approval may not be unreasonably withheld or delayed. Any such Tax Return shall be prepared in a manner consistent with past practice and shall be complete and correct in all material respects. If Seller has complied with the terms of the immediately preceding proviso, Buyer shall file such Tax Return. In the event that any such Tax refund is subsequently disallowed in whole or part by any Tax Authority, Seller or an Affiliate of Seller shall promptly return any such amounts received thereby to Buyer or the Company.

(g) Election Under Section 338(h)(10).

(i) Seller Parent and Buyer shall make, or cause to be made, a joint election for the Company under Section 338(h)(10) of the Code and under any applicable similar provisions of state law with respect to the purchase of the Shares (all such elections being referred to collectively as a “Section 338(h)(10) Election”). Each of Seller Parent and Buyer will duly execute, or cause to be executed, IRS Form 8023 (or any comparable form required for purposes of making such elections under state Law) and such forms shall be delivered to the other party at or prior to the Closing Date. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

(ii) Within sixty (60) days following the determination of any Purchase Price Adjustment pursuant to Section 1.4, Buyer shall prepare and deliver to Seller a schedule (the “Proposed Allocation Schedule”) allocating the “aggregate deemed sales price”, as defined in Treasury Regulation Section 1.338-4 and the “aggregate grossed up basis”, as defined in Treasury Regulation Section 1.338-5, in compliance with Treasury Regulation Sections 1.338-6, 1.337-7 and 1.338-11, as applicable. For purposes of determining the fair market value of investment securities, Buyer shall determine fair market value in the same manner as that used for purposes of determining the Investment Grade Securities Market Value Adjustment and the Non-Investment Grade Securities Market Value Adjustment reflected on Schedule 1.4, except that such determination shall be made as of the close of business on the Closing Date and not the Valuation Closing Date, if applicable. Furthermore, Buyer shall compute the fair market value of the insurance in-force under Treasury Regulation Section 1.338-11 by first determining the present value of the distributable earnings of Company based on statutory reserves, and then adjusting such amount by the excess of the statutory reserves over the reserves computed for Tax purposes. Buyer shall provide to Seller its determinations of fair market value for each class of assets deemed sold pursuant to the Section 338(h)(10) Election used in determining the amounts reflected in the Proposed Allocation Schedule and in sufficient detail for Seller to validate such allocation, provided, however, that, notwithstanding anything to the contrary herein, Buyer shall not be required to disclosure any proprietary methods, information or calculations to Seller. The Proposed Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on Seller except to the extent, if any, that Seller shall have delivered within thirty (30) days after the date on which the Proposed Allocation Schedule is delivered to Seller, a written notice to Buyer stating each and every item to which Seller, reasonably and in good faith, takes exception (it being understood that any amounts not disputed shall be final and binding). If no exception is taken to the Proposed Allocation Schedule, it shall become the “Final Allocation Schedule” and shall be binding upon the parties and each of Buyer and Seller shall file and cause their respective Affiliates to file all federal, state, local and foreign Tax Returns in accordance with the Final Allocation Schedule. If a change proposed by Seller reasonably and in good faith is disputed by Buyer, then Seller and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which Seller gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then each of Buyer and Seller may file their respective IRS Forms 8883 (and any comparable forms for state purposes) on the basis of the Proposed Allocation Schedule, in the case of Buyer and on the basis of the Proposed Allocation Schedule (but reflecting Seller’s exceptions), in the case of Seller. Each of Buyer and Seller shall file and cause their respective Affiliates to file all federal, state, local and foreign tax Returns in accordance with the allocations set forth in such Schedules.

(iii) Pursuant to the Election Statement attached hereto as Exhibit G, Seller and Buyer hereby elect to determine specified policy acquisition expenses without regard to the general deductions limitation of Section 848(c)(1) of the Code in accordance with Treasury Regulation Section 1.848-2(g)(8) and Treasury Regulation Section 1.197-2 (g)(5)(ii)(C)(4) with respect to each deemed reinsurance contract between (x) the corporation that is deemed to transfer, pursuant to Treasury Regulation Section 1.338-1(a)(1), all of its assets as a consequence of the Section 338(h)(10) Election with respect to the Company and (y) the corporation that is deemed to acquire, pursuant to Treasury Regulation Section 1.338-1(a)(1), all of its assets as a consequence of the Section 338(h)(10) Election with respect to the Company, that results from the Section 338(h)(10) Election and from Treasury Regulation Section 1.848-2(f)(7) and Treasury Regulation Section 1.197-2(g)(5)(ii)(C)(2).

(h) Each of Buyer and Seller shall promptly notify the other party in writing upon receipt by Buyer or Seller, any of their Affiliates, or the Company, as the case may be, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to taxable periods ending on or before the Closing Date or that might otherwise affect the Tax liabilities for which Seller may be liable pursuant to Section 9.4, provided, however, that Buyer’s failure to promptly notify Seller of any such audits, examinations or assessments shall not affect Buyer’s or the Company’s right to be indemnified under this Agreement unless Seller shall have been materially prejudiced by such failure.

(i) Seller shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to Taxes for which Seller is liable pursuant to Section 9.4, and to employ counsel of its choice at its expense, provided, however, that, with respect to any audit or proceeding that could result in an increase in any Tax liability of the Company or Buyer or any of their respective Affiliates for which Seller is not liable pursuant to Section 9.4, Seller shall keep Buyer informed as to the status of such audit or proceeding (including providing copies of all notices received from any Tax Authority) and, subject to such control and upon Buyer’s reasonable request, shall discuss with Buyer and Buyer’s counsel any position that Seller intends to take with regard to Tax matters pertaining to the Company (that could result in an increase of the Tax liability of the Company or Buyer or any of their Affiliates for which Seller would not be liable under Section 9.4), and afford Buyer and Buyer’s counsel a reasonable opportunity to review and comment in advance on any written submission to be made by Seller with regard to Tax matters pertaining to the Company (that could increase the Tax liability of the Company or Buyer or any of their respective Affiliates for which Seller is not liable pursuant to Section 9.4), and provided, further, Seller may not enter into any settlement that could increase any Tax liability of the Company or Buyer or any of their Affiliates for which Seller is not liable pursuant to Section 9.4 without the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed. In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer (such consent not to be unreasonably withheld or delayed), and at Seller’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates, or the Company may settle any Tax claim for any Taxes for which Seller is liable pursuant to Section 9.4, without the prior written consent of Seller.

Section 5.2. Transfer Taxes. Each of Seller, on the one hand, and Buyer on the other hand, shall bear and pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall, to the extent require by applicable law, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions.

Section 6.1. Performance. The Company and Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement or any Transaction Agreement to be performed or satisfied by them on or prior to the Closing.

Section 6.2. Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct on the date hereof or as of the Closing Date has not, individually or in the aggregate, resulted in a Material Adverse Effect, disregarding for these purposes any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, the foregoing condition shall be deemed to have been satisfied. For purposes of this Agreement, “Material Adverse Effect” means (a) any circumstance, change in or effect that is materially adverse to the condition (financial or otherwise), business, results of operations, assets or liabilities of the Company, taken as a whole; provided, however, none of the following shall be considered when determining whether a Material Adverse Effect has occurred: (i) any general, political, economic or business condition, change or circumstance; (ii) financial and capital market conditions, including interest, discount or currency exchange rates, or changes therein; (iii) general industry conditions affecting the life insurance industry generally; (iv) any circumstance, change or effect resulting from the announcement of the transactions contemplated by this Agreement or any action taken by (or at the request of) Buyer or any of its Affiliates; (v) any circumstance, change or effect resulting from any party’s compliance with the terms of this Agreement; (vi) any change in GAAP or SAP or authoritative interpretations thereof or in Laws; or (vii) any circumstance, change or effect resulting from any act of terrorism or war, unless, in the case of clauses (i), (ii), (iii), (vi) and (vii), the impact on the Company or the Business, as applicable, is disproportionate relative to other similarly situated businesses (provided, however, that from and after the Valuation Closing Date the fact that such impact on the Company or Business of any such condition, change, effect or circumstance that occurs or arises after the Valuation Closing Date is disproportionate to the Company or Business relative to other similarly situated businesses shall not be deemed to result in a Material Adverse Effect) or (b) a material adverse change or effect on the ability of Seller or any of its Affiliates to perform timely their obligations under this Agreement or the Transaction Agreements.

Section 6.3. Required Consents and Approvals. All permits, orders, approvals and consents of, and notices to, registrations and filings with, all governmental authorities set forth on Schedule 6.3 and required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained (the “Required Consents”) without the imposition of any condition not presently imposed on the Company that (a) would require Buyer or any of its Affiliates, including, after the Closing, the Company, to take any action that involves divestiture of an existing business of Buyer or any of its Affiliates, including, after the Closing, the Company, (b) would require Buyer or any of its Affiliates, including, after the Closing, the Company, to incur any material expense that is not usual, ordinary or reasonable in connection with the closing of a transaction of this type and size, to commence or participate in any litigation or to offer or grant any accommodation (financial or otherwise) to any third party or that would reasonably be expected to materially impair the overall benefit expected to be realized by Buyer or any of its Affiliates from the consummation of the transactions contemplated by this Agreement and the Transaction Agreements.

Section 6.4. Settlement of Intercompany Accounts; Termination of Related Party Agreements. Seller shall have caused all intercompany balances listed on Schedule 2.34 and all intercompany balances incurred following the last day of the calendar month ending immediately prior to the date of this Agreement to be satisfied and all commitments with respect thereto terminated. The Company’s participation under all agreements between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, other than the Coinsurance and Administration Services Agreement and the other agreements set forth on Schedule 6.4 (the “Related Party Agreements”), shall have been terminated.

Section 6.5. Resignations. Each officer and director of the Company shall have executed and delivered, in form and substance satisfactory to Buyer, an unconditional resignation of such officer’s or director’s position, with each such resignation to be effective as of the Closing Date.

Section 6.6. No Litigation. Immediately prior to the Closing Date, there shall (a) have been no order, decree or ruling issued or any other action taken by any court of competent jurisdiction or other governmental authority, which has become final and nonappealable, restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement; (b) be no litigation or proceeding pending against the Company, Seller or Buyer, which if decided adversely to such party would materially and adversely affect the transactions contemplated by this Agreement.

Section 6.7. No Material Adverse Effect. There shall not have occurred a Material Adverse Effect after June 30, 2010.

Section 6.8. FIRPTA Certificate. Seller shall have delivered to Buyer a certificate of non-foreign status.

Section 6.9. Transaction Agreements. Each of the Transaction Agreements to which Seller, the Company, Seller Parent or any Affiliate of Seller is a party shall have been executed and delivered by Seller, the Company, Seller Parent or such Affiliate of Seller, to the extent a party thereto.

Section 6.10. Section 338(h)(10) Election Forms. Seller shall have delivered to Buyer the IRS Form 8023 required to be delivered by Seller pursuant to Section 5.1(g).

Section 6.11. Pre-Closing Affiliate Transfers and Assumptions. Each of the Pre-Closing Affiliate Transfers and Assumptions shall have occurred.

Section 6.12. Closing Certificates. Seller, Seller Parent and the Company shall have furnished to Buyer such certificates to evidence their compliance with the conditions set forth in this Article as may be reasonably requested by Buyer.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLER

The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions.

Section 7.1. Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

Section 7.2. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty.

Section 7.3. Required Consents and Approvals. All of the Required Consents shall have been obtained without the imposition of any condition not presently imposed on the Company that (a) would require Seller or any of its Affiliates to incur any material expense that is not usual, ordinary or reasonable in connection with the closing of a transaction of this type and size, to commence or participate in any litigation or to offer or grant any accommodation (financial or otherwise) to any third party or that would reasonably be expected to materially impair the overall benefit expected to be realized by Seller or any of its Affiliates from the consummation of the transactions contemplated by this Agreement and the Transaction Agreements.

Section 7.4. No Litigation. Immediately prior to the Closing Date, there shall (a) have been no order, decree or ruling issued or any other action taken by any court of competent jurisdiction or other governmental authority, which has become final and nonappealable, restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement; (b) be no litigation or proceeding pending against the Company, Seller or Buyer, which, if decided adversely to such party would materially and adversely affect the transactions contemplated by this Agreement.

Section 7.5. Transaction Agreements. Each of the Transaction Agreements to which Buyer is a party shall have been executed and delivered by Buyer.

Section 7.6. Closing Certificates. Buyer shall have furnished to Seller such certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated as follows:

(a) By mutual written consent of Seller and Buyer.

(b) By Buyer (i) at any time if any representation and warranty of Seller contained in this Agreement was incorrect when made or becomes incorrect at any time after the date hereof and prior to the Closing Date and the failure of any such representations and warranties to be true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect, disregarding for these purposes any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty; (ii) at any time if the Company or Seller fails to comply in any material respect with any provision of Article IV binding upon it and such failure is not cured within thirty (30) days of receipt of notice thereof; or (iii) upon written notice to Seller given on or at any time after April 2, 2011 if all the conditions precedent set forth in this Agreement to be performed by the Company and Seller have not been performed by that date (other than those conditions that by their terms are to be satisfied at the Closing).

(c) By Seller (i) at any time if any representation and warranty of Buyer contained in this Agreement was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Closing Date; (ii) at any time if Buyer fails to comply in any material respect with any provision of Article IV binding upon it and such failure is not cured within thirty (30) days of receipt of notice thereof; or (iii) upon written notice to Buyer given on or at any time after April 2, 2011 if all the conditions precedent set forth in this Agreement to be performed by Buyer have not been performed by that date (other than those conditions that by their terms are to be satisfied at the Closing).

Section 8.2. Effect of Termination. Termination of this Agreement pursuant to Section 8.1(b) or 8.1(c) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party that has violated, breached or failed to satisfy any of the representations, warranties, covenants or agreements of this Agreement prior to termination hereof.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnifiable Claims.

(a) Seller shall indemnify and hold Buyer and any Affiliate of Buyer and their respective officers and directors, harmless from and against (x) any and all liability, claim, loss, cost, damage or expense whatsoever (including reasonable attorneys’ fees and expenses but excluding any special, consequential or punitive damages except to the extent awarded against a Claimant pursuant to a claim by a third-party) (collectively, “Damages”) resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty of Seller contained herein, (ii) any breach of any covenant or obligation of the Company, Seller or Seller Parent contained herein or (iii) any Excluded Liability, and (y) fifty percent (50%) of any Damages resulting from or arising out of the matters set forth in Schedule 9.1(a).

(b) Buyer shall and hereby does indemnify and hold Seller and the Affiliates of Seller and their respective officers and directors harmless from and against any and all Damages resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty of Buyer contained herein; or (ii) any breach of any covenant or obligation of Buyer contained herein.

Section 9.2. Notice of Claim.

(a) A Person that may be entitled to indemnification pursuant to Section 9.1 (a “Claimant”) in respect of a claim under Section 9.1 (an “Indemnifiable Claim”), shall notify promptly the party or parties against whom it makes an Indemnifiable Claim for such indemnification (such notified party or parties, the “Indemnifying Parties”) in writing of the institution of such claim (but the failure so to notify shall not relieve the Indemnifying Parties from any liability the Indemnifying Parties may have except to the extent such failure materially prejudices the Indemnifying Party). Upon receipt of a claim for indemnity from a Claimant pursuant to this Section 9.2 in respect of a pending or threatened claim or demand by a third party that the Claimant has determined has given or would reasonably be expected to give a right of indemnification under this Agreement, unless otherwise agreed to by the Claimant, the Indemnifying Parties shall assume and direct the defense of such action, including the employment of counsel, and all fees, costs and expenses incurred in connection with defending or settling the Indemnifiable Claim shall be borne solely by the Indemnifying Parties; provided, however, that such counsel shall be satisfactory to the Claimant in the exercise of its reasonable judgment and that the Indemnifying Parties shall not compromise any claim without the prior written consent of the Claimant, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Parties shall undertake to compromise or defend any such asserted liability, they shall promptly notify the Claimant of their intention to do so, and the Claimant agrees to cooperate reasonably with the Indemnifying Parties and their counsel in the compromise of, or defense against, any such asserted liability. Notwithstanding anything in this Section 9.2(a) to the contrary, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Parties shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Indemnifying Parties to represent the Claimant would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both a Claimant and an Indemnifying Party, and the Claimant shall have reasonably concluded that there may be legal defenses available to it or to other Claimants which are different from or additional to those available to the Indemnifying Parties (in which case the Indemnifying Parties shall not have the right to direct the defense of such action or proceeding on behalf of the Claimant); or (c) an Indemnifying Party shall authorize the Claimant to employ separate counsel at the expense of the Indemnifying Parties. All costs and expenses reasonably incurred in connection with a Claimant’s cooperation shall be borne by the Indemnifying Parties. In any event, the Claimant shall have the right, at its own expense, to participate in the defense of such asserted liability.

(b) Notwithstanding Section 9.2(a), in respect of a pending or threatened claim or demand by a third party that Buyer has determined has given or would reasonably be expected to give a right of indemnification under Section 9.1(a)(y), unless otherwise agreed to by Buyer, Buyer shall assume and direct the defense of such action, including the employment of counsel, and Seller and Buyer shall each bear on a current basis fifty percent (50%) of all fees, costs and expenses incurred in connection with defending or settling the Indemnifiable Claim; provided, however, that such counsel shall be satisfactory to Seller in the exercise of its reasonable judgment and that Buyer shall not compromise any claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If Buyer shall undertake to compromise or defend any such asserted liability, it shall promptly notify Seller of its intention to do so, and Seller agrees to cooperate reasonably with Buyer and its counsel in the compromise of, or defense against, any such asserted liability. Notwithstanding anything in this Section 9.2(b) to the contrary, Seller shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at its own expense.

Section 9.3. Limitation of Indemnification.

(a) Time Limitation. No claim or action shall be brought under this Article IX for any inaccuracy in or breach of a representation or warranty contained in or made pursuant to this Agreement by any Indemnifying Party after the lapse of eighteen (18) months following the Closing Date. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims or actions brought for any inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to Sections 2.1, 2.2, 2.3, 2.4 or 2.27 and Seller hereby waives all applicable statutory limitation periods with respect thereto.

(ii) There shall be no time limitation on claims or actions brought for any inaccuracy in or breach of any representation or warranty made by Buyer in or pursuant to Sections 3.2 or 3.6, and Buyer hereby waives all applicable statutory limitation periods with respect thereto.

(iii) Any claim or action made pursuant to Section 9.1(a)(y), Section 9.4 or for any inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to Sections 2.13 or 2.17 may be made at any time prior to thirty (30) days after the expiration of the applicable statute of limitation; provided, however, that with respect to any claim or action made under Section 9.4(b) for any inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to Sections 2.26(xvi) or (xvii) such claim or action may not be brought after the lapse of twenty-four (24) months following the Closing Date.

(iv) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for any inaccuracy in or breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the inaccuracy in or breach of any representation or warranty still surviving.

(b) Amount Limitation. Subject to the immediately following sentence (a) no party shall be entitled to indemnification under Section 9.1(a)(x)(i) or 9.1(b)(i) with respect to any claim for indemnification unless the aggregate amount of all Damages resulting from such claims exceeds an amount equal to one percent (1.0%) of the Purchase Price (the “Basket Amount”), at which time amounts of such Damages in excess, but only in excess, of the Basket Amount may be recovered as provided in this Article IX, and (b) the aggregate liability of Seller under Sections 9.1(a)(x)(i) and Buyer under Section 9.1(b)(i) for indemnification shall not exceed an amount equal to fifteen percent (15.0%) of the Purchase Price. Notwithstanding anything to the contrary in this Section 9.3(b), the provisions of this Section 9.3(b) will not apply to (x) the obligations of Seller to indemnify Buyer and any Affiliate of Buyer in connection with any inaccuracy in or breach of the representations and warranties of Seller set forth in Sections 2.1, 2.2, 2.3, 2.4 or 2.27 or (y) the obligations of Buyer to indemnify Seller or any Affiliate of Seller in connection with any inaccuracy in or breach of the representations and warranties of Buyer set forth in Sections 3.2 or 3.6.

(c) Calculation on an After-Tax Basis. In calculating any Damages, other than any Damages attributable to liabilities for Taxes pursuant to Section 9.4, such amount shall be calculated on an After-Tax Basis and shall be net of any third-party insurance, indemnification or other proceeds that either have been recovered by, or are recoverable by, the Claimant under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification. The term “After-Tax Basis” shall mean that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Damages, the amount of such Damages shall be determined by taking into account any Tax benefit derived (or reasonably expected to be derived) by the Claimant (or any Affiliate thereof) as the result of sustaining or paying such Damages (including as the result of facts or circumstances due to which the Claimant sustained or paid such Damages) and any Tax cost or detriment incurred (or reasonably expected to be incurred) by the Claimant (or any Affiliate thereof) as a result of any payment received (or expected to be received) pursuant to this Article IX. Such Tax benefits and costs or detriments shall be computed assuming that the Claimant (or such Affiliate) is subject to taxation at an invariant income tax rate equal to thirty-five percent (35%), and that any such Tax benefits are fully utilized in the taxable period during which such Damages are sustained or paid.

(d) Certain Qualifiers. For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty.

Section 9.4. Tax Indemnification. Seller shall and hereby does indemnify and hold Buyer and any Affiliate of Buyer and their respective officers and directors, harmless from and against any and all Damages attributable to liabilities of the Company: (a) for Taxes attributable to Pre-Closing Tax Periods as determined pursuant to Section 5.1, (b) arising from any inaccuracy in or breach of representations or warranties set forth in Section 2.26 or any breach of the covenants in Section 5.1, (c) for Taxes attributable to the Company having been a member of any affiliated, consolidated, combined, unitary or other similar group (under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law) prior to the Closing Date, (d) for Taxes that are imposed by reason of the Company having liability for Taxes of another Person as a result of the Company being during any Pre-Closing Tax Period a successor or transferee of any other Person or by contract, (e) for Taxes attributable to any of the Pre-Closing Affiliate Transactions described in Section 4.4 or the deemed sale of assets and liquidation of the Company for any applicable Tax purposes pursuant to the Section 338(h)(10) Election, and (f) for Seller’s proportionate share of any Taxes described in Section 5.2. With respect to any claim for indemnity under this Section 9.4 arising from any inaccuracy in or breach of the representations set forth in Sections 2.26(b)(xvi) or 2.26(b)(xvii), but subject to the provisions of Section 9.3(a)(iii), Buyer shall notify Seller promptly if it becomes aware of any such inaccuracy in or breach in the above representations regardless of whether any Tax Authority or any other third party has made any assertion or taken any action with respect to such inaccuracy in or breach of such representations, and such notice shall contain all material facts relating to such inaccuracy in or breach of such representations. Seller shall review such notice and within thirty (30) days, determine, in good faith, whether remediation of such inaccuracy or breach is required, and if it determines remediation is required, shall propose to Buyer the basis upon which such inaccuracy in or breach of such representations shall be remedied. Buyer shall either accept Seller’s proposal or offer an alternative proposal. If Buyer offers an alternative proposal, Seller shall either accept or reject such alternative proposal. If after negotiating in good faith, Seller and Buyer cannot agree whether remediation is required or upon the method of remediation, the period in which a claim or action may be made pursuant to this Section 9.4 solely with respect to the matter described in the above notice shall be the applicable period of the statute of limitation plus thirty (30) days notwithstanding the provisions of Section 9.3(a)(iii). If the method of remediation has been agreed to by the parties, Seller shall have primary responsibility (with the reasonable cooperation of Buyer) for the remediation on behalf of the Company and may employ counsel and other third parties of its choice and at its expense. Seller shall keep Buyer informed as to the status of such remediation and shall discuss with Buyer and Buyer’s counsel any steps to be taken in the remediation and afford Buyer and Buyer’s counsel the right and a reasonable opportunity to review and comment in advance on any document or other written agreement to be entered into on behalf of the Company. Seller shall not (a) send any communication or documents to any policyholders of the Company without the consent of Buyer or (b) enter into any agreement with respect to the remediation without the consent of Buyer, which consent may not be unreasonably withheld or delayed (and it shall be deemed unreasonable to withhold such consent if such agreement is consistent with the plan of remediation agreed to by Seller and Buyer). Notwithstanding the foregoing, Buyer may, at any time and regardless of whether a method of remediation has been agreed by the parties, assume control of the process of remediating any inaccuracy in or breach of the representations set forth in Sections 2.26(b)(xvi) or 2.26(b)(xvii), and may take any action in connection therewith without the cooperation or consent of Seller; provided, that Buyer and the Company shall have waived any right to indemnification pursuant to this Agreement with respect to such inaccuracy or breach.

Section 9.5. Mitigation. The parties shall cooperate with each other with respect to resolving any Indemnifiable Claim, including by making commercially reasonable efforts to mitigate or resolve any such Indemnifiable Claim; provided that any costs to the Claimant of such mitigation shall be borne by the Indemnifying Party. Each party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

Section 9.6. Treatment of Payments. All payments made pursuant to this Article IX shall be treated as the payment of additional purchase price or a refund of a portion of the Purchase Price, as the case may be, in the year such payment is made.

Section 9.7. Exclusive Remedy. Except in the event of fraud or willful misconduct or as provided by Section 4.12(c) or the last sentence of this Section 9.7, from and after the Closing Date, the rights and remedies under this Article IX shall be deemed to be exclusive of all other rights and remedies that would otherwise be available to the parties hereto; that is, each party hereto expressly waives the right, whether by contract or under law to the extent legally permissible to do so, to seek damages from or against or otherwise assert claims against the other party hereto or its assets or its successors or assigns other than pursuant to this Article IX. No course of dealing by either party, or any delay or omission of either party in exercising any rights or remedies under this Agreement shall operate as a waiver of such right or remedy. Notwithstanding the foregoing, each of the parties hereto, shall have the right to enforce their respective rights hereunder by an action or actions for specific performance, injunction or similar equitable remedies.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be addressed to:

If to the Company prior to the Closing or to Seller:	c/o Torchmark Corporation 3700 S. Stonebridge Drive McKinney, Texas 75070-8080
	Attention:	Larry M. Hutchison
email: lhutchison@torchmarkcorp.com

With a copy to:	Locke Lord Bissell & Liddell LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201-6776
	Attention:	Kent Jamison, Esq. Jon Biasetti, Esq.
email: kjamison@lockelord.com email: jbiasetti@lockelord.com

If to Buyer:	Protective Life Corporation 2801 Highway 280 South Birmingham, AL 35223
	Attention:	Alfred Delchamps, III
email: al.delchamps@protective.com

With a copy to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Fax: (212) 909-6836 Telephone: (212) 909-6000
	Attention:	Michael W. Blair
email: mwblair@debevoise.com

Section 10.2. Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the Transaction Agreements (including all disclosure schedules and exhibits hereto and thereto) contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto. The Company Disclosure Schedule and the Exhibits and Schedules hereto are a part of this Agreement as if set forth in full herein.

Section 10.3. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 10.4. Confidentiality. All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party (including its attorneys, accountants or other representatives) in connection with this Agreement (including the existence of this Agreement and the terms thereof) shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use as herein contemplated, except to the extent (a) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the party disclosing such information or to whom information was released without restriction, or (b) such other party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, or (c) such duty as to confidentiality and non-use is waived by such disclosing party. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, any party may disclose the existence of this Agreement, the transactions contemplated hereby or any Evaluation Material (as defined in the Confidentiality Agreement) to a rating agency.

Section 10.5. Expenses. Except as otherwise expressly provided herein, each party shall bear the respective legal, accounting and other costs and expenses of any nature, relating to or in connection with the consummation of the transactions contemplated by this Agreement, incurred by each of them, whether or not this Agreement is consummated or terminated. Notwithstanding the preceding sentence, Seller shall reimburse Buyer for fifty percent (50%) of the cost of Buyer’s filing fees with respect to any filings required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement.

Section 10.6. Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 10.7. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof that are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. Each party hereby consents and agrees that the United States District Court of the District of Delaware, or any other court having situs within the District of Delaware, shall have exclusive jurisdiction to hear and determine any claims or disputes among the parties pertaining to, arising out of, or relating to this Agreement or the transactions contemplated hereby. Each party waives any objection based upon lack of personal jurisdiction, improper venue or forum nonconveniens.

Section 10.8. Parties in Interest; Assignment. Subject to the provisions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable prior to Closing, except that Buyer may assign its respective rights and obligations to any wholly-owned subsidiary of Buyer on the condition that Buyer shall continue to be bound by this Agreement. No assignment of this Agreement shall relieve the parties of their respective obligations hereunder. Any assignment shall be subject to all applicable governmental approvals. All Claimants shall be third-party beneficiaries of Article IX.

Section 10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 10.10. Knowledge. For purposes of this Agreement, “Seller’s Knowledge” or any derivative thereof shall mean the actual knowledge, after reasonable inquiry, of Anthony McWhorter, Mark McAndrew, Frank Svoboda, Danny Almond, John Daly, Jim Hawke, Vern Herbel, Scott Elliott, Larry Hutchison, John Livingston, Cathy Pilcher, Mike Pressley and Alan Hintz.

Section 10.11. Interpretation.

(a) For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto; and (v) unless the context otherwise requires, the words “material” and “materiality” and words of similar import, when used in this Agreement, are to be understood by reference to the businesses, assets and properties of the Company taken as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and the Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case through the date of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.

(b) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 10.12. Waiver of Jury Trial. Each of Buyer and Seller hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between Buyer and Seller arising out of or related to the transactions contemplated by this Agreement or any of the Transaction Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. Either Buyer or Seller may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 10.13. Seller Parent. Seller Parent acknowledges and agrees that (a) it shall cause Seller to perform its obligations under Articles I and IV of this Agreement and cause Seller and Seller’s Affiliates to perform their respective obligations under the Transaction Agreements and (b) until the later of (i) the date that is eighteen (18) months after the Closing Date and (ii) the date that all Indemnifiable Claims made by Buyer or any Affiliate of Buyer or their respective officers or directors on or prior to the date that is eighteen (18) months after the Closing Date have been finally resolved, Seller Parent shall cause Seller to maintain Total Adjusted Capital (as defined in the applicable Laws of the State of Nebraska) (x) of at least $100,000,000 and (y) equal to or greater than 250% of Seller’s Authorized Control Level Risk-Based Capital (as defined in the applicable Laws of the State of Nebraska). Notwithstanding the undertaking in the preceding sentence, Seller Parent may elect to assume Seller’s obligations under Article IX or provide another form of security for Seller’s indemnification obligations hereunder in form and substance reasonably satisfactory to Buyer, in which event the obligations of Seller and Seller Parent with respect to Seller’s Total Adjusted Capital and Authorized Control Level Risk-Based Capital shall be of no further force or effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

PROTECTIVE LIFE INSURANCE COMPANY

By:	/s/ Carolyn King
Title:	Senior Vice President

LIBERTY NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Anthony L. McWhorter
Title:	CEO

UNITED INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Anthony L. McWhorter
Title:	President & CEO

TORCHMARK CORPORATION

By:	/s/ Frank M. Svoboda
Title:	Vice President, Tax

EXHIBIT A

UNITED INVESTORS LIFE INSURANCE COMPANY

PLAN OF LIQUIDATION

THIS PLAN OF LIQUIDATION (this “Plan”) is effective as of                         , 2010 (the “Effective Date”) for the purpose of effecting the transfer from United Investors Life Insurance Company, a Nebraska stock insurance company (the “Company”), to Liberty National Life Insurance Company, a Nebraska stock insurance company (“Seller”), which is the sole shareholder of the Company, of certain Company assets and the complete liquidation of the Company pursuant to Code Sections 332 and 337 for tax purposes.

BACKGROUND

A. Seller, the Company and Torchmark Corporation, a Delaware corporation, are parties to that certain Stock Purchase Agreement, dated as of September 13, 2010 (the “SPA”) with Protective Life Insurance Company, a Tennessee insurance company (“Buyer”). Any capitalized term used but not defined in this Agreement has the meaning provided therefor in the SPA.

B. The SPA contemplates that Buyer and Seller will make a filing under Section 338(h)(10) of the Code in connection with the transactions contemplated by the SPA, and that in the context of such filing, the transfer of the Excluded Assets, and the transactions contemplated by the SPA, Seller will undergo a complete liquidation pursuant to Code Sections 332 and 337 for tax purposes.

C. The Excluded Assets will be transferred to Seller and Seller will assume the Excluded Liabilities of the Company by means of an Assignment and Assumption Agreement attached as Exhibit A to this Plan (the “Assignment and Assumption Agreement”).

D. The Company’s execution of this Plan has been authorized by a Unanimous Written Consent of the Directors in Lieu of Meeting dated                         , 2010.

PLAN OF LIQUIDATION

NOW THEREFORE, for and in consideration of the premises contained herein, the Company shall completely liquidate for tax purposes as follows:

1. On or prior to the Closing Date, prior to the consummation of the sale of all the stock of the Company to Buyer pursuant to the SPA, the Company will distribute to Seller all right, title and interest in and to the Excluded Assets and Seller will assume the Excluded Liabilities.

2. The Company will execute all necessary documentation to effectuate this Plan including without limitation the Assignment and Assumption Agreement.

This Plan is effective as of the Effective Date.

UNITED INVESTORS LIFE INSURANCE COMPANY

By:

Printed Name:

Its:

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of                         , 2010, is made by and between United Investors Life Insurance Company, a Nebraska stock insurance corporation (the “Company”), and Liberty National Life Insurance Company, a Nebraska stock insurance corporation (“Seller”).

BACKGROUND

A. Pursuant to that certain Stock Purchase Agreement dated as September 13, 2010 (the “Stock Purchase Agreement”), by and among the Company, Seller, Torchmark Corporation, a Delaware corporation, and Protective Life Insurance Company, a Tennessee insurance company (“Buyer”), and subject to the terms and conditions set forth therein, Seller has agreed to assume and to perform all of the Excluded Liabilities (as such term is defined in the Stock Purchase Agreement) and the Company has agreed to assign to Seller all of the Excluded Assets (as such term is defined in the Stock Purchase Agreement).

B. Seller and the Company desire to effect the consummation of the assumption of the Excluded Liabilities and the assignment of the Excluded Assets in accordance with the terms and conditions set forth in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company hereby agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the same respective meanings given to such terms in the Stock Purchase Agreement, unless otherwise expressly stated or defined herein.

2. Excluded Liabilities. Seller and its successors and assigns hereby assumes and agrees to pay, perform and discharge when due of all of the Excluded Liabilities.

3. Excluded Assets. The Company hereby sells, assigns, conveys, transfers and delivers unto Seller all of the Company’s right, title and interest, as applicable, in and to all of the Excluded Assets and Seller hereby acknowledges receipt of the Excluded Assets.

4. Limitation on Obligations. Except as expressly set forth herein or as provided by the Stock Purchase Agreement or any Transaction Agreement, Seller and its successors and assigns do not assume or accept responsibility for any liabilities or obligations of the Company, except for the Excluded Liabilities.

5. Stock Purchase Agreement. This Agreement is executed and delivered pursuant to the Stock Purchase Agreement, and is subject to every agreement, representation, warranty, indemnification, covenant and provision contained in the Stock Purchase Agreement.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, each of Seller and the Company have duly executed this Assignment and Assumption Agreement as of the date first above written.

LIBERTY NATIONAL LIFE INSURANCE COMPANY

By:
Title:

UNITED INVESTORS LIFE INSURANCE COMPANY

By:
Title: